CORINDUS VASCULAR ROBOTICS, INC. 8-K

Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SIEMENS MEDICAL SOLUTIONS USA, INC.,

CORPUS MERGER, INC.,

and

CORINDUS VASCULAR ROBOTICS, INC.

Dated as of August 7, 2019

EXHIBITS

Exhibit A	Voting and Support Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D	Preferred Stockholder Letter

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 7, 2019, is made by and among Siemens Medical Solutions USA, Inc., a Delaware corporation (“Parent”), Corpus Merger, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Corindus Vascular Robotics, Inc., a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them in Section 8.14.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, the Company (the “Company Board”) and Merger Sub have approved and declared advisable and in the best interests of their respective stockholders, this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board has, subject to Section 5.5(d) and 5.5(e), resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, each of Parent and certain stockholders of the Company have entered into a voting and support agreement in the form attached as Exhibit A hereto (the “Voting and Support Agreement”), pursuant to which, and subject to the terms and limitations thereof, among other things, the foregoing stockholders agreed to vote the shares of Company Common Stock beneficially owned by each of them in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby at the Company Stockholders’ Meeting; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, agreements and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware; and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue as a wholly owned subsidiary of Parent. The corporation surviving the Merger is hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 1.2    The Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the second (2nd) Business Day after the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place at the offices of Blank Rome LLP, 1271 Avenue of the Americas, New York, NY 10020, or by the electronic transmission of signature pages.

Section 1.3    Effective Time. Concurrently with the Closing, the Company shall cause an appropriate certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Delaware Secretary of State as provided under the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date and time as is agreed between Parent and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4     Certificate of Incorporation; Bylaws.

(a)          At the Effective Time, the Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation (subject to Section 5.6).

(b)          At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety as set forth in Exhibit C hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.5    Board of Directors; Officers. The members of the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be designated by Parent immediately prior to the Effective Time, in each case to hold office, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors shall have been duly elected, designated or qualified.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1     Effect on Capital Stock.

(a)          Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any Securities of the Company or Merger Sub:

(i)           Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement, $4.28 per share in cash, without interest (the “Common Stock Consideration”).

(ii)          Company Preferred Stock. Each share of (A) Company Preferred Stock issued and outstanding immediately prior to the Effective Time and (B) Series A-1 Preferred Stock that has accrued and accumulated on a daily basis until the Effective Time, in accordance with the provisions of the Company Certificate of Designation, but which is not otherwise issued or outstanding immediately prior to the Effective Time, in each case other than Canceled Shares and Dissenting Shares, shall be converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $85.60 per share, without interest (the “Preferred Stock Consideration”).

(iii)         Cancellation of Company Securities. Each share of Company Stock held by the Company as treasury stock or held directly by Parent or any Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, “Canceled Shares”).

(iv)         Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.0001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)          Certificates; Book Entry Shares. Each share of Company Stock to be converted into the right to receive the applicable Merger Consideration as provided in Section 2.1(a) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Company Stock, shall cease to have any rights with respect to such Company Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the applicable Merger Consideration.

(c)          Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Company Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split) or combination or readjustment of shares or any similar event or any stock dividend or stock distribution with a record date during such period, the applicable Merger Consideration and any other similarly dependent amounts and items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(c) shall be construed to permit the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.2     Surrender of Certificates.

(a)          Designation of Paying Agent; Deposit of Funds. Prior to the Closing, Parent shall, at its sole cost and expense, enter into a customary paying agent agreement with a nationally recognized financial institution designated by Parent that is reasonably acceptable to the Company (the “Paying Agent”) for the payment of the Aggregate Merger Consideration as provided in Section 2.1(a)(i) and Section 2.1(a)(ii). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for payment in accordance with this Article II through the Paying Agent, cash in immediately available funds in an amount sufficient to pay (i) the Aggregate Merger Consideration in exchange for all of the shares of Company Stock outstanding immediately prior to the Effective Time (other than Canceled Shares or Dissenting Shares) and (ii) the Warrant Consideration (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent if and as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the shares of Company Stock, provided, however, that no such investment or loss thereon shall affect the amounts payable to the holders of the shares of Company Stock pursuant to Section 2.1(a) and to the extent of any such loss, Parent shall promptly fund additional cash amounts to the Paying Agent sufficient to enable payment of such amounts. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Company Stock.

(b)          As promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Stock (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.5) to the Paying Agent, and which shall be in the form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions (which instructions shall be in the form and have such other customary provisions as Parent may reasonably specify) for use in effecting the surrender of the Certificates in exchange for cash in an amount equal to the applicable Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificates.

(c)          Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.5) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable cash in an amount equal to the applicable Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof as provided in Section 2.5) so surrendered shall be forthwith cancelled. Each Book-Entry Share shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the Effective Time, cash in an amount equal to the applicable Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Share. Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share, in each case, as contemplated by this Section 2.2(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration as contemplated by this Section 2.2(c). The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.5) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash amounts payable pursuant to this Section 2.2(c).

(d)          Unregistered Transfers. In the event of a transfer of ownership of Company Stock, as applicable, that is not registered in the transfer records of the Company, payment of the appropriate amount of the applicable Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(e)          Termination of Fund. Any portion of the Payment Fund made available to the Paying Agent, which remains undistributed to the holders of the Certificates or Book-Entry Shares six (6) months after the Effective Time, shall be delivered to the Surviving Corporation or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for the applicable Merger Consideration.

(f)           No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any applicable Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 2.2(c), immediately prior to the date on which any Common Stock Consideration or Preferred Stock Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority under applicable Law, any such Common Stock Consideration or Preferred Stock Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Person previously entitled thereto.

(g)          Withholding. Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the applicable Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. Any amounts so withheld and paid over to an applicable Governmental Authority as required by applicable Law shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries or the Paying Agent.

Section 2.3    Company Warrants. Neither Parent nor Merger Sub shall assume any Company Warrant or substitute for any Company Warrant any similar warrant for Parent Common Stock in connection with the Merger or any of the other transactions contemplated by this Agreement. At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior thereto shall by virtue of the Merger and without any further action on the part of any holder of any Company Warrant be cancelled and converted into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to (i) the product of (A) the excess, if any, of (1) the Common Stock Consideration over (2) the per share exercise price of such Company Warrant, and (B) the number of shares of Company Common Stock subject to such Company Warrant as of the Effective Time (the “Warrant Consideration”), less (ii) any applicable withholding Taxes required by applicable Law to be withheld. As of the Effective Time, all Company Warrants shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Warrant shall cease to have any rights with respect thereto, except the right to receive the Warrant Consideration. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock underlying a Company Warrant equals or exceeds the Common Stock Consideration, such Company Warrant shall be cancelled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.

Section 2.4     Company Equity Awards.

(a)          Treatment of Company Options. Neither Parent nor Merger Sub shall assume any Company Option or substitute for any Company Option any similar award for Parent Common Stock in connection with the Merger and any of the other transactions contemplated by this Agreement. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company Option be cancelled and converted into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to (i) the product of (A) the excess, if any, of (1) the Common Stock Consideration over (2) the per share exercise price of such Company Option, and (B) the number of shares of Company Common Stock subject to such Company Option as of the Effective Time (the “Option Consideration”), less (ii) any applicable withholding Taxes required by applicable Law to be withheld. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock underlying a Company Option equals or exceeds the Common Stock Consideration, such Company Option shall be cancelled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.

(b)          Treatment of Company RSU Awards. Neither Parent nor Merger Sub shall assume any Company RSU Award or substitute for any Company RSU Award any similar award for Parent Common Stock in connection with the Merger and the other transactions contemplated by this Agreement. As of the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company RSU Award be cancelled and converted into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to (i) the product of (A) the Common Stock Consideration and (B) the number of shares of Company Common Stock subject to such Company RSU Award as of the Effective Time (the “RSU Consideration”), less (ii) any applicable withholding Taxes required by applicable Law to be withheld; provided, that, notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award which immediately prior to such cancellation is “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date(s) for such Company RSU Award if required in order to comply with Section 409A of the Code.

(c)          Method of Payment. Any Option Consideration or RSU Consideration to which an employee or former employee of the Company or one of its Subsidiaries becomes entitled pursuant to Section 2.4(a) or Section 2.4(b), together with the employer portion of any payroll Taxes on such payment, shall be paid through the payroll of the Surviving Corporation or one of its Subsidiaries, or the Paying Agent, as applicable, as soon as reasonably practicable following the Effective Time (and in any event, within ten (10) Business Days after the Closing Date). Any Option Consideration or RSU Consideration to which any other person becomes entitled pursuant to Section 2.4(a) or Section 2.4(b) shall be paid by the Surviving Corporation or one of its Subsidiaries, as applicable (or, at the option of the Surviving Corporation, by the Paying Agent), as soon as reasonably practicable following the Effective Time (and in any event, within ten (10) Business Days after the Closing Date).

(d)          Company Actions. Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of any of the Company Equity Plans, Company Warrants or Company Preferred Stock, as applicable, obtain any necessary consents or waivers, adopt applicable resolutions, amend the terms of any of the Company Equity Plans (or any outstanding awards thereunder), Company Warrants or Company Preferred Stock, as applicable, including obtaining an executed letter, substantially in the form attached hereto as Exhibit D (“Preferred Stockholder Letter”), from each holder of Company Preferred Stock, and take all other appropriate actions to (i) give effect to the transactions contemplated herein; (ii) terminate each of the Company Equity Plans as of the Effective Time; and (iii) ensure that after the Effective Time, no holder of a Company Equity Award, any beneficiary thereof nor any other participant in any of the Company Equity Plans and no holder of a Company Warrant or Company Preferred Stock or any beneficiary thereof shall have any right thereunder to acquire any Securities of the Company or to receive any payment or benefit with respect to (x) any award previously granted under any of the Company Equity Plans or (y) any Company Warrant or Company Preferred Stock, as applicable, except as provided in Section 2.3 and Section 2.4. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) no later than the Business Day preceding the Effective Time.

Section 2.5    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond, in such reasonable and customary amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.6    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders of Company Stock are entitled to appraisal rights under Section 262 of the DGCL, any shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal (the “Dissenting Shares”), shall not be converted into or represent the right to receive the applicable Merger Consideration, but the holders of such Dissenting Shares shall instead be entitled to receive such consideration as may be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the consideration therefor as may be determined in accordance with Section 262 of the DGCL); provided, however, that if any such holder shall have failed to timely perfect or shall have waived, effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), or a court of competent jurisdiction shall have determined that such holder is not entitled to such right to appraisal and payment under Section 262 of the DGCL, such holder’s shares of Company Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without any interest thereon, and such shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Stock, effective or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the opportunity and right to participate in all discussions, negotiations and Proceedings, with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably conditioned, delayed or withheld), voluntarily make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or Proceeding, or agree in writing to do any of the foregoing.

Section 2.7    Transfers; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and from and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a), for each share of Company Stock formerly represented by such Certificates or Book Entry Shares.

Section 2.8     Further Action. If, at any time after the Effective Time any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and directors of Parent shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Corporation and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company Disclosure Letter referenced therein (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of the Company Disclosure Letter to which its applicability is reasonably apparent) or (b) other than with respect to Section 3.2(a) and Section 3.2(g), as disclosed in the Company SEC Documents filed with (or furnished to) the SEC by the Company on or after December 31, 2018 and at least two (2) Business Days prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors,” or “Cautionary Note Regarding Forward-Looking Statements” or safe harbor or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1     Organization; Qualification.

(a)          The Company is (i) a corporation duly organized and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated and (ii) duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), each as amended as of the date of this Agreement, have been made available to Parent and are in full force and effect, and the Company is not in violation of any of the provisions thereof.

(b)          Each of the Company’s Subsidiaries is (i) a legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated and (ii) duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the organizational or governing documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in violation of any of the respective provisions thereof.

Section 3.2     Capitalization; Subsidiaries.

(a)          As of the close of business on August 5, 2019 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 350,000,000 shares of Company Common Stock, 208,533,915 of which were issued and outstanding and none of which were held by the Company as treasury stock, and (ii) 10,000,000 shares of preferred stock of the Company, par value $0.0001 per share, 1,000,000 shares of which constitute a series of preferred stock designated as Series A Convertible Preferred Stock, 1,000,000 of which were issued and outstanding (“Series A Preferred Stock”), and 1,000,000 shares of which constitute a series of preferred stock designated as Series A-1 Convertible Preferred Stock, 167,248 of which were issued and outstanding (or, to the extent not issued or outstanding, had otherwise accrued until the Capitalization Date) (“Series A-1 Preferred Stock” and together with Series A Preferred Stock, “Company Preferred Stock”). Except for the foregoing, there are no other classes of capital stock of the Company and, except for Company Equity Awards, Company Warrants and Company Preferred Stock, there are no bonds, debentures, notes or other Indebtedness or Securities of the Company having the right to vote (or convertible into or exercisable for Securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) outstanding Company Options to purchase 26,426,312 shares of Company Common Stock; (B) outstanding Company RSU Awards representing 124,422 shares of Company Common Stock; (C) 8,611,196 shares of Company Common Stock reserved for future issuance under the Company Equity Plans; (D) 9,191,287 shares of Company Common Stock reserved for issuance upon exercise of Company Warrants; and (E) 23,344,957 shares of Company Common Stock reserved for issuance upon conversion of Company Preferred Stock. As of the close of business on the Capitalization Date, the 2014 Warrant had been exercised in full and was no longer outstanding. From the close of business on the Capitalization Date through the date of this Agreement, there have been (1) no issuances of any Company Common Stock, Company Preferred Stock or any other Securities of the Company other than issuances of shares of Company Common Stock pursuant to (i) the conversion of any of Company Preferred Stock outstanding as of the close of business on the Capitalization Date in accordance with the terms of the Certificate of Incorporation, or (ii) the exercise, vesting or settlement, as applicable, of any Company Equity Awards or Company Warrants outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company Equity Awards or Company Warrants and (2) no grants of any Company Equity Awards or any other equity or equity-based awards.

(b)          All of the issued and outstanding shares of Company Common Stock have been, and all of the shares of Company Common Stock that may be issued pursuant to any of the Company Equity Awards, the Company Equity Plans, Company Warrants and Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. All of the issued and outstanding shares of Company Preferred Stock have been duly authorized, validly issued, fully paid and nonassessable. The Company has made available to Parent or its counsel accurate and complete copies of each of the Company Warrants (which copies are executed) and the forms of stock option and restricted stock unit award agreements evidencing the Company Equity Awards (together with the forms of such award agreements filed with the SEC and publicly available), and in respect of the foregoing forms, other than differences with respect to the number of shares of Company Common Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option or restricted stock unit award agreement contains material terms that are inconsistent with, or in addition to, such forms. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Equity Award and to the extent applicable, (i) the name and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of shares of Company Common Stock issued or issuable thereunder, (iii) the expiration date, (iv) the exercise price relating thereto, (v) the grant date, (vi) the amount vested and outstanding and the amount unvested and outstanding, and (vii) the Company Equity Plan pursuant to which the award was made. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. The Company does not have any liability in respect of any Company Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to the provisions of Section 409A of the Code. Each grant of a Company Equity Award and Company Warrant was made in all material respects, as applicable, in accordance with (A) the terms of the applicable Company Equity Plan, (B) all applicable securities Laws, including the NYSE American Company Guide, (C) the Code, and (D) all other applicable Laws. The Company has the requisite authority under the terms of the applicable Company Equity Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 2.3 and Section 2.4, and the treatment of Company Warrants and Company Equity Awards described in Section 2.3 and Section 2.4, shall, as of the Effective Time, be binding on the holders of Company Warrants and Company Equity Awards purported to be covered thereby. All of the outstanding Company Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom. No Subsidiary of the Company owns any Securities of the Company.

(c)          As of the date of this Agreement, other than as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company Equity Awards, Company Warrants or in the Company Certificate of Designation, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other Securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible Securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, or other Securities of, the Company or any of its Subsidiaries or Securities convertible into or exchangeable for such shares or other Securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other Securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible Securities, agreements, arrangements or commitments; (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities of the Company or any of its Subsidiaries, or any Securities representing the right to purchase or otherwise receive any other Securities of the Company or any of its Subsidiaries; or (iii) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, Security-based performance units, “phantom” stock, profit-participation or other Security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from the Company or any of its Subsidiaries based in whole or in part on the value of any Securities of the Company or any of its Subsidiaries.

(d)          Each Subsidiary of the Company existing on the date of this Agreement is listed on Section 3.2(d) of the Company Disclosure Letter. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar Securities or interests in each such Subsidiary, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar Securities or interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent true and correct copies of the currently effective corporate or other organizational documents for each Subsidiary. Except for investments in cash equivalents (and ownership by the Company or its Subsidiaries of Securities of the Subsidiaries of the Company), none of the Company or any of its Subsidiaries (i) owns directly or indirectly any Securities or interests or (ii) has any obligation or has made any commitment to acquire any Securities or interests of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e)          All dividends or distributions on any Securities of the Company or any of its Subsidiaries that have been declared or authorized have been paid in full.

(f)           As of the date of this Agreement, there are no existing (i) agreements or commitments of any kind with any Person to which the Company or any of its Subsidiaries is party (A) restricting the transfer of the Securities of the Company or any of its Subsidiaries or (B) affecting the voting rights of Securities of the Company or any of its Subsidiaries (including stockholder agreements, voting trusts or similar agreements), (ii) agreements or commitments of any kind obligating the Company or any of its Subsidiaries to register (other than pursuant to currently effective resale shelf registration statements listed on Section 3.2(f) of the Company Disclosure Letter or “piggy-back” rights) or cause to be further registered (other than pursuant to currently effective resale shelf registration statements listed on Section 3.2(f) of the Company Disclosure Letter or “piggy-back” rights), any shares of capital stock of, or other Securities of, the Company or any of its Subsidiaries or Securities convertible into or exchangeable for such shares or other Securities (“Demand Registration Rights Agreements”) or (iii) stockholder rights plans or similar plans commonly referred to as a “poison pill,” under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Securities.

(g)          The exercise price of each Company Option and each Company Warrant is set forth on Section 3.2(g) of the Company Disclosure Letter as of the date of this Agreement.

Section 3.3     Authority Relative to Agreement.

(a)          The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject (in the case of the Merger) to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and (in the case of the Merger, except for the (i) receipt of the Company Stockholder Approval and (ii) filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (the “Enforceability Exceptions”).

(b)          The Company Board has, by resolutions adopted by the Company Board, (i) approved this Agreement and the Merger and the transactions contemplated by this Agreement; (ii) determined that this Agreement and the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders; (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting; and (iv) resolved to make the Company Recommendation. As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

Section 3.4    Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class, with holders of Company Preferred Stock entitled to vote on an as-converted-to-common stock basis and cast a number of votes per share of Company Preferred Stock as determined in accordance with Section 11(a) of the Company Certificate of Designation (the “Company Stockholder Approval”) is the only vote or consent, as applicable, of holders of Securities of the Company that is required to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.5     No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of (A) the Company’s Certificate of Incorporation or Bylaws or (B) the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company (assuming, in each case, with respect to the consummation of the Merger that the Company Stockholder Approval is obtained), (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.5(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any material Contract to which the Company or any of its Subsidiaries is a party (other than a Benefit Plan) or by which any property or asset of the Company or any of its Subsidiaries is bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses, (i)(B), (ii) and (iii), that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          No consent, approval, license, permit, waiver, Order or authorization (a “Consent”) of, registration, submission, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act; (ii) the filing of the Certificate of Merger with the Delaware Secretary of State; (iii) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states; (iv) compliance with applicable rules and regulations of the NYSE American; (v) compliance with and filings or notifications under the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”); and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6     Company SEC Documents; Financial Statements.

(a)          Since January 1, 2016, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, but excluding the Proxy Statement, the “Company SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended or superseded by a filing or amendment prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. All of the consolidated audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and its Subsidiaries; (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iii) have been prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except (A) as may be indicated in such financial statements or in the notes thereto and (B) in the case of the unaudited interim statements of the Company, as may be permitted under Form 10-Q of the Exchange Act); and (iv) present fairly, in all material respects, the financial position of the Company, and the results of operations and cash flows of the Company, as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments and the absence of footnote disclosure, none of which, individually or in the aggregate, will be material).

(b)          Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of all comment letters from the SEC since January 1, 2016 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(c)          The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE American.

(d)          The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as described in the Company SEC Reports, since January 1, 2016, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(e)          The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f)           As of the date of this Agreement, there are no SEC Proceedings pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since January 1, 2016 through the date of this Agreement, there have been no investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or any of its Subsidiaries or the Company Board, any board of directors of any of its Subsidiaries or any committee of the Company Board or any board of directors of any of its Subsidiaries.

(g)          Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)          Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(i)           Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.7    Absence of Certain Changes or Events. Since December 31, 2018 through the date of this Agreement, (a) except for the negotiation, execution and delivery of this Agreement, the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (b) (i) the Company has not suffered a Company Material Adverse Effect and (ii) there has been no effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would have constituted a breach of subsections (a), (b), (d), (g), (h), (i), (j), (l), (m), (n), (p), (q), (u), (v), (w) or (x) of Section 5.1.

Section 3.8    No Undisclosed Liabilities. Except for liabilities or obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2019 (or the notes thereto), a copy of which was delivered to Parent on August 6, 2019; (b) incurred in connection with or contemplated by this Agreement or the transactions contemplated by this Agreement; (c) incurred in the ordinary course of business since June 30, 2019; (d) set forth in any Contract existing as of the date hereof, which are not required to be disclosed or provided for in such consolidated balance sheet described in the foregoing clause (a), except to the extent such liabilities or obligations resulted from a breach of such Contract; or (e) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

Section 3.9    Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries that, in each case of clauses (a) and (b), (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened against any officer or director of the Company or any of its Subsidiaries, and (ii) there is no Order outstanding against, or involving, any officer or director of the Company or any of its Subsidiaries. Since January 1, 2016, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third Person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or any of its Subsidiaries or (B) the sale, distribution or manufacturing of products, including medical products and devices, by the Company or any of its Subsidiaries that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of this date hereof, neither the Company nor any of its Subsidiaries has any material Proceedings pending or threatened against any other Person. This Section 3.9 shall not be construed as a representation with respect to Tax matters, which are the subject of Section 3.14.

Section 3.10   Permits; Compliance with Laws.

(a)          The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, clearances, Orders and other authorizations necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets pursuant to all applicable Laws as currently owned, leased and operated, or to carry on their respective businesses as now being conducted under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, except in each of clauses (i) – (iii) where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b)          The Company and its Subsidiaries have been since January 1, 2016, and are in compliance with (i) all applicable Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(c)          Since January 1, 2016, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors or officers (only in their capacity as such directors or officers) has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries, or any officer or director of the Company or any of its Subsidiaries is under investigation for not being in compliance in all material respects with any Laws or Company Permits.

Section 3.11  Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement of the Company (as amended or supplemented from time to time, the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the stockholders of the Company in connection with the Merger and the Company Stockholders’ Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Proxy Statement is first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.12   Employee Benefit Plans.

(a)          Section 3.12(a) of the Company Disclosure Letter contains a true, complete and correct list of all material Benefit Plans. “Benefit Plan” shall mean (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (iii) all other benefit plans, policies, programs, agreements or arrangements, including any bonus, deferred compensation, severance pay, retention, change in control, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company or any of its Subsidiaries, for the benefit of any current or former employees, officers or directors (or any beneficiary or dependent thereof) of the Company or any Subsidiary. The Company has delivered or made available to Parent and Merger Sub true, complete and correct copies of (A) each material Benefit Plan (including all amendments thereto) or written description of each Benefit Plan that is not otherwise in writing; (B) the most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable; (C) the most recent summary plan description and summary of material modifications for each Benefit Plan, to the extent applicable; (D) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Benefit Plan, to the extent applicable; (E) the most recent actuarial report, financial statement or valuation report, to the extent applicable; (F) a current Internal Revenue Service opinion or favorable determination letter, to the extent applicable; (G) all material non-routine correspondence to or from any Governmental Authority relating to any Benefit Plan; and (H) all discrimination tests for each Benefit Plan for the most recent plan years, to the extent applicable.

(b)          Each Benefit Plan is and has at all times been operated and administered in all material respects in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA, the Code and the Patient Protection and Affordable Care Act. All material claims incurred with a date of service on or before the Closing Date under any Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is self-insured will be paid by the Company or accrued on the Company financial statements no later than the Closing Date.

(c)          Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Benefit Plan is so qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification.

(d)          None of the Benefit Plans is, and none of the Company, its Subsidiaries or any ERISA Affiliate has ever maintained or had an obligation to contribute to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA); (iii) a welfare benefit fund (as such term is defined in Section 419 of the Code); (iv) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA); or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. There are no material unpaid contributions due prior to the date of this Agreement with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all material contributions due have been timely made, or to the extent not yet due, have been properly accrued on the applicable balance sheet in accordance with the terms of the applicable Benefit Plan and applicable Law.

(e)          None of the Company or any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, any of its Subsidiaries or the Surviving Corporation to any material tax or penalty.

(f)           With respect to any Benefit Plan, there is no Proceeding pending, or, to the Knowledge of the Company, threatened or anticipated with or by the Internal Revenue Service, the United States Department of Labor or any other Governmental Authority, other than routine claims for benefits, in each case, that would reasonably be expected to subject the Company, any of its Subsidiaries or the Surviving Corporation to any material liability.

(g)          Neither the Company nor any of its Subsidiaries has any obligations to provide any health or other welfare benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA (“COBRA”) or, pursuant to an applicable employment agreement or severance agreement, plan or policy listed in Section 3.12(g) of the Company Disclosure Letter requiring the Company or any Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.

(h)          Each Benefit Plan that is a group health plan is being and has been operated and administered in material compliance with the Patient Protection and Affordable Care Act (including the reporting requirements of Sections 6055 and 6056 of the Code). None of the Company or its Subsidiaries has incurred or will incur any material liability under Sections 4980D and 4980H of the Code and its governing regulations and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to the incurrence of such material liability.

(i)           Except as set forth on Section 3.12(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, or any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such persons; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits except as required under Section 411(d)(3) of the Code.

(j)           Except as set forth on Section 3.12(j) of the Company Disclosure Letter, no amounts payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax under Sections 409A or 4999 of the Code.

(k)          To the extent applicable, each Benefit Plan has been maintained in documentary compliance with, and has been operated and administered in material compliance with, Section 409A of the Code.

(l)           None of the Company or any of its Subsidiaries has used the services or workers provided by third Person contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of material penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation, and no such individuals are entitled to any benefits under any Benefit Plan that they have been improperly denied by reason of their misclassification as independent contractors.

Section 3.13   Labor Matters.

(a)          (i) There is no labor strike, material dispute, organized slowdown, stoppage or lockout pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor has there been any such action or event since January 1, 2016; (ii) neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating any labor, collective bargaining, works council or similar agreement regarding the employees of the Company or any of its Subsidiaries (each, a “Labor Agreement”); (iii) as of the date hereof, there are no unfair labor practice charges or material grievances relating to any current or former employee or consultant of the Company or any of its Subsidiaries (relating to their services for or relationship with the Company or its Subsidiaries); and (iv) as of the date hereof, none of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council, employee representative group or similar organization (whether in or outside the United States) with respect to their employment with the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are not, as of the date hereof, any union organizing activities, either by or on behalf of any employee or union or similar labor organization with respect to employees of the Company or any of its Subsidiaries. There is no labor union, work council, employee representative group or similar organization which, pursuant to applicable Law or any governing agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the Merger.

(b)          The Company and its Subsidiaries are, and since January 1, 2016, have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, affirmative action, terms and conditions of employment, consultation with employees, immigration and work authorization, wages, hours (including, but not limited to, overtime and minimum wage requirements and child labor restrictions), social contributions (including the payment and withholding of U.S. social security and similar Taxes), compensation, workers’ compensation, unemployment insurance, classification of employees, workers and individual independent contractors, employee leaves of absence, data protection, privacy, occupational safety and health, collective or mass layoffs and plant closings. Neither the Company nor any of its Subsidiaries has taken any action within the past two (2) years requiring notice to employees or any other obligations under the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), unless the Company or any such Subsidiary materially complied with the requirements of the WARN Act.

(c)          To the Knowledge of the Company, no executive officer or employee at the level of Vice President (or any similarly-leveled employee) or above of the Company or any of its Subsidiaries (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person in conflict with the present and proposed business activities of the Company and its Subsidiaries, except agreements between the Company or any Subsidiary of the Company; or (ii) as of the date hereof, is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or any of its Subsidiaries.

(d)          Since January 1, 2016, none of the Company or its Subsidiaries has entered into a settlement agreement with a current or former officer or employee of the Company or its Subsidiaries that substantially involves allegations relating to sexual harassment.

Section 3.14   Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)          The Company and each of its Subsidiaries have (i) duly and timely filed or caused to be duly and timely filed (taking into account any extension of time within which to file) all U.S. federal income and other Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects and (ii) paid all Taxes due and owing (whether or not shown on such Tax Returns) except to the extent that such Taxes are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(b)          As of the date of this Agreement, there are no pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of the Company or any of its Subsidiaries. No deficiencies for an amount of Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any Governmental Authority that have not been fully paid, settled or withdrawn. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment, deficiency or collection, which waiver or extension currently remains in effect. Neither the Company nor its Subsidiaries have received within the past five years a written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been resolved in full. No power of attorney that would be in force after the Closing Date has been granted by the Company or any of its Subsidiaries with respect to Taxes.

(c)          There are no Tax rulings, requests for Tax rulings, applications for change in accounting methods or closing agreements with respect to Taxes, in each case with a Governmental Authority, that could reasonably be expected to affect liabilities for Taxes of the Company or any of its Subsidiaries for any period after the Effective Time.

(d)          None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any installment sale or open transaction disposition made prior to the Effective Time; (ii) any prepaid amount received on or prior to the Effective Time; (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method prior to the Effective Time; or (iv) any election under Section 108(i) of the Code. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law). None of the Company or any of its Subsidiaries will be obligated to pay any Tax after the Effective Time as a result of an election to defer the payment of Taxes under Section 965 pursuant to Section 965(h).

(e)          All amounts of Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose.

(f)           None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is or was the Company or any of its Subsidiaries), and none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law) or as a transferee or successor or, to the Knowledge of the Company, otherwise as a matter of Law.

(g)          None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or any of its Subsidiaries.

(h)          There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes that are not yet due and delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(i)           None of the Company or any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Section 1.6011-4(b) of the Treasury Regulations.

(j)           Within the last two (2) years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any transaction intended to qualify for tax-free treatment under Section 355 of the Code.

(k)          The Company and each of its Subsidiaries are and have at all times been in compliance in all material respects with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions to the extent applicable to their operations.

(l)           The Company and each of its Subsidiaries are and have at all times been in compliance in all material respects with all applicable transfer pricing laws and regulations. All related party transactions involving the Company or any of its Subsidiaries are and have been at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or foreign Law.

(m)         None of the Company’s Subsidiaries that are classified as “controlled foreign corporations” as defined in Section 957 of the Code has generated any “subpart F” income (within the meaning of Section 952 of the Code) outside the ordinary course of business in 2017 or 2018.

Section 3.15   Material Contracts.

(a)          Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list, with items arranged according to the relevant subsection of this Section 3.15, as of the date of this Agreement, of each Company Material Contract. A complete and correct copy of each Company Material Contract has been made available to Parent, except to the extent such Contract is publicly filed as an exhibit to the Company SEC Documents. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or to or by which any asset or property of the Company or any of its Subsidiaries is bound, except for this Agreement, that:

(i)    except for purchase orders or invoices in the ordinary course of business, is a Contract with a supplier or customer involving payments in excess of $100,000 in the twelve (12) months ended December 31, 2018 or reasonably expected to involve payments in excess of $100,000 in the twelve (12) months ending December 31, 2019;

(ii)    constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(iii)   is a joint venture, alliance, partnership, collaboration, shareholder, material development Contract or similar Contract;

(iv)  is an agency, sales, marketing, commission, distribution, international or domestic sales representative or similar Contract;

(v)   is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness of the Company or any of its Subsidiaries (whether outstanding or as may be incurred thereunder);

(vi)  is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness of a third Person having a principal amount reasonably expected to be in excess of $100,000 owed to the Company or any of its Subsidiaries;

(vii)  is a Contract that contains any payment obligations that are outside the ordinary course of business and are off-balance sheet arrangements;

(viii) is a Contract that creates or would create a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, or restricts the payment of dividends;

(ix)   is a Contract representing Company Warrants or that relates to ongoing obligations in connection with Company Warrants;

(x)    is a Demand Registration Rights Agreement;

(xi)  is a Contract that obligates the Company or any of its Subsidiaries to conduct any business on an exclusive basis with any third Person, or upon consummation of the Merger, will obligate Parent or any of its Subsidiaries to conduct business with any such third Person on an exclusive basis, or is a non-competition or non-solicitation Contract or any other Contract (including a Contract related to the sale of products or the provision of services by the Company or any of its Subsidiaries) that limits, restricts or prohibits, or purports to limit, restrict or prohibit, (A) the manner or the localities in which any business of the Company and its Subsidiaries is or could be conducted or (B) the lines or types of businesses that the Company or any of its Subsidiaries conducts or has a right to conduct (each a “Restrictive Business Arrangement”);

(xii)  is a Contract with any Governmental Authority;

(xiii)  is a Contract relating to the acquisition or disposition of any Person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into since January 1, 2016 (including any such Contract under which contemplated transactions were consummated) under which one or more of the parties thereto has material obligations remaining to be performed;

(xiv) is an Intellectual Property Agreement;

(xv)  is a Contract that imposes any co-promotion or collaboration obligations with respect to any product or product candidate, which obligations are material to the Company and its Subsidiaries, taken as a whole;

(xvi) is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xvii) is a service or supply Contract, including a “single, sole source” supply Contract, pursuant to which goods or materials in excess of $100,000 for the rolling twelve (12) month period beginning on the date hereof are expected to be supplied to the Company or any of its Subsidiaries from an exclusive source;

(xviii) is a Labor Agreement;

(xix) is a Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business; or

(xx) is a Contract, under which the Company or any of its Subsidiaries is, or may become, obligated to sell or otherwise issue any shares of its capital stock or any other Securities.

(b)          None of the Company or any of its Subsidiaries is in material breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party. As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract. Each Company Material Contract is (i) a valid and binding obligation of the Company or any of its Subsidiaries that are a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that such enforcement may be subject to the Enforceability Exceptions) and (ii) in full force and effect, except in the case of clauses (i) and (ii), to the extent any such Company Material Contract expires by its terms or is terminated in accordance with its terms in the ordinary course of business in compliance with Section 5.1 and except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)          No (i) current or former officer or director of the Company; (ii) beneficial owner of five percent (5%) or more of any voting Securities of the Company; or (iii) any “affiliate” or “associate” of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of its Subsidiaries, which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act and that has not been so disclosed in the Company SEC Documents.

Section 3.16   Intellectual Property.

(a)          Section 3.16(a) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date of this Agreement, of all Company Registered IP. For each item of Company Registered IP, Section 3.16(a) of the Company Disclosure Letter lists the owner, country(ies) or region, and registration and application numbers.

(b)          The Company or one or more of its Subsidiaries owns, or has a valid right to use, all Intellectual Property used in the conduct of the Company’s and its Subsidiaries’ respective businesses as such businesses are conducted as of the Closing and as such businesses are intended to be conducted after the Closing. The Surviving Corporation will own or possess sufficient rights to all Intellectual Property as of the Closing that are necessary to the operation of the Company’s and its Subsidiaries’ respective businesses, as conducted as of immediately prior to the Closing.

(c)          With respect to Company Owned IP, (i) the Company or one of its Subsidiaries is the sole and exclusive owner of each item free and clear of all Liens other than Permitted Liens and (ii) the Company and its Subsidiaries have taken commercially reasonable actions to maintain each item. With respect to Company Registered IP, each item is registered in the name of the Company or one or more of its Subsidiaries.

(d)          Section 3.16(d) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date of this Agreement, of all Contracts pursuant to which the Company or one or more of its Subsidiaries receives a license or otherwise obtains a right to use any of the Company Licensed IP, other than commercially available, non-customized, off-the-shelf software subject to “shrink-wrap” or “click-through” type terms and available to the Company or any of its Subsidiaries, as applicable. The rights, licenses and interests of the Company or any of its Subsidiaries in and to all Company Licensed IP are free and clear of all Liens or similar restrictions that restrict the use of the Company Licensed IP or the operation of the Company’s and its Subsidiaries’ respective businesses, other than Permitted Liens and restrictions contained in the applicable Contracts with the licensor of such Company Licensed IP, as set forth in Section 3.16(d) of the Company Disclosure Letter.

(e)          To the Knowledge of the Company, none of the activities or business currently conducted by the Company or any of its Subsidiaries at any time since January 1, 2017 infringes, misappropriates or otherwise violates any valid and enforceable Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries is subject to any Order that materially restricts or impairs the use of any Company Intellectual Property.

(f)           There is not now and has not been since January 1, 2016 a pending or threatened claim or Proceeding by any Person asserting the alleged infringement, misappropriation or violation of any Intellectual Property of any Person by the Company or any of its Subsidiaries, or contesting the validity, ownership, enforceability or right of the Company or any of its Subsidiaries in or to any of the Company Owned IP, including in the nature of being offered a license or covenant not to sue, and to the Knowledge of the Company, there is no basis for any such Proceeding with respect to any Intellectual Property of any Person. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice of any conflict or pending conflict with, or infringement, misappropriation or violation of, the rights of any Person with respect to any Intellectual Property or any license to any Intellectual Property, or challenging the validity, ownership, enforceability, or right of the Company or any of its Subsidiaries to use any Intellectual Property.

(g)          There is not now and has not been since January 1, 2016 a pending or threatened claim or Proceeding by the Company or any of its Subsidiaries asserting the alleged infringement, misappropriation or violation of any Company Intellectual Property by any Person, or contesting the validity, ownership, enforceability or right of any Person in or to any Intellectual Property, including in the nature of offering a license or covenant not to sue, and to the Knowledge of the Company, there is no basis for any such Proceeding with respect to any Company Intellectual Property. Since January 1, 2014, neither the Company nor any of its Subsidiaries has asserted rights in any of the Company Intellectual Property against any Person in any Proceeding, cease and desist letter, or other written notice, including in the nature of offering a license or covenant not to sue.

(h)          The Company and each of its Subsidiaries have taken reasonable measures to protect and preserve the confidentiality of all material confidential information and all Trade Secrets that are Company Owned IP, or any Trade Secrets disclosed to the Company or its Subsidiaries for which the Company or any of its Subsidiaries had or has an obligation of secrecy, against unauthorized access, disclosure, use, modification or other misuse. To the Knowledge of the Company, there has been no material unauthorized access, disclosure or use of any material Trade Secrets that are Company Owned IP, or any Trade Secrets disclosed to the Company or its Subsidiaries for which the Company or any of its Subsidiaries had or has an obligation of secrecy, against unauthorized access, disclosure, use, modification or other misuse.

(i)           Except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries have used reasonable measures to protect the Trade Secrets included in the Company Intellectual Property and have secured from all of their employees and consultants who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Owned IP unencumbered and unrestricted exclusive ownership of all such employee’s or consultant’s, as applicable, Intellectual Property in such contribution that the Company or any of its Subsidiaries do not already own by operation of Law and such employee or consultant, as applicable, has not retained any rights or licenses with respect thereto. Without limiting the foregoing, except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, the Company and its Subsidiaries have obtained proprietary information and assignment Contracts from all current and former employees, consultants, contractors, and other Persons involved in the development of any Intellectual Property with or for the Company or any of its Subsidiaries, and those Contracts assign and require assignment to the Company or one or more of its Subsidiaries all right, title and interest in and to Intellectual Property developed by such employees, consultants, contractors, and other Persons.

(j)           There are no settlements, forbearances to sue, consents, Orders or similar obligations to which the Company or any of its Subsidiaries is a party or is subject that (i) restrict the Company’s or any of its Subsidiaries’ rights to use, enjoy or exploit any material Company Intellectual Property; (ii) materially restrict the Company’s or any of its Subsidiaries’ business in order to accommodate any Person’s right in or to any Intellectual Property; or (iii) permit any Person to use any Company Intellectual Property.

(k)          Except as set forth on Section 3.16(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any contractual obligation requiring it to indemnify any other Person against infringement or other violation of any Intellectual Property of any Person, nor has the Company or any of its Subsidiaries entered into any contractual obligation requiring the Company or one of its Subsidiaries to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to any of the Company Owned IP.

(l)           To the Knowledge of the Company, since January 1, 2016, no current or former employee or consultant of the Company or any of its Subsidiaries (i) is in violation of any (A) term or covenant of any contractual or other obligation to the Company or any of its Subsidiaries relating to invention disclosure, invention assignment, non-disclosure, limitation of use, or non-competition, or (B) any applicable material non-disclosure obligation or restrictive covenant obligation for the benefit of any other Person, including any former employer of such employee or consultant, by virtue of such employee or consultant being employed by or performing services for the Company or any of its Subsidiaries, or using Trade Secrets or proprietary information of such Person, including any former employer, for the benefit of the Company or any of its Subsidiaries, or (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such employee or consultant has assigned or otherwise granted to any Person any rights other than the Company (including rights in or to Intellectual Property) in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work or which has been subject to any confidentiality or use restrictions. To the Knowledge of the Company, all disclosures by the Company or any of its Subsidiaries to any Person of material Company-owned confidential information and Trade Secrets, or confidential information and Trade Secrets as to which the Company or any of its Subsidiaries had or has an obligation of secrecy, have been made pursuant to the terms of a written contractual obligation between the Company or its applicable Subsidiaries and such third Person requiring that such third Person not disclose or otherwise use such confidential information or Trade Secrets for any purpose other than those expressly authorized in writing by the Company or any of its Subsidiaries, as applicable.

(m)         With regard to proprietary Software that is developed or used by the Company or any of its Subsidiaries, or is currently in development by the Company or any of its Subsidiaries, and other than as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any of its Subsidiaries has assigned, delivered, licensed or made available, and does not have any obligation to assign, deliver, license or make available, the source code for any such Software to any third Person, including any escrow agent or similar Person; (ii) neither the Company nor any of its Subsidiaries has experienced any material defects or disruptions in such Software, including any material error or omission in the processing of any transactions that have not been corrected; (iii) no such Software (A) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (B) incorporates, embeds or is distributed or installed with, statically or dynamically links with, or otherwise interacts with any Software that is distributed as free software, open source software, or pursuant to similar licensing or distribution models, including pursuant to any GNU general public license or limited general public license, in a manner that would require any Software included in the Company Owned IP, including any source code associated with such Software, to be disclosed, licensed, or divulged to any other Person; (iv) current copies of the source code for all such material Software are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by the Company or any of its Subsidiaries; and (v) no capital expenditures are necessary with respect to such Software or its use.

(n)          No item of Company Owned IP has been held to be invalid or unenforceable in any Order. The Company Owned IP (and, to the Knowledge of the Company, the Company Licensed IP) is subsisting (or in the case of applications, applied for) and to the Knowledge of the Company, valid and enforceable. No issued Patents or pending patent applications included in the Company Owned IP are subject to any interference, reissue, reexamination, opposition, inter parties review, covered business method review, post-grant review, or other post-grant proceeding. No Trademark that is included in the Company Owned IP is subject to any opposition, invalidation, cancellation, or other administrative proceeding. Neither the Company nor any of its Subsidiaries is undertaking any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, invalidation, cancellation, or other administrative proceeding with respect to Intellectual Property of any Person. The Company and its Subsidiaries have not knowingly made any material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to any Company Registered IP and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in misuse, including patent or copyright misuse or any fraud or inequitable conduct, in connection with any Company Owned IP.

(o)          No Company Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for or otherwise material to the conduct of the Company’s and any of its Subsidiaries’ businesses as currently conducted.

(p)          Except as set forth on Section 3.16(p) of the Company Disclosure Letter, no Governmental Authority, in the United States or any other jurisdiction, has acquired or has a right to acquire, including upon the occurrence of any pending conditions, any right, title, or interest in or to any of the Company Owned IP, including any “limited rights” or “restricted rights” as defined in the Federal Acquisition Regulations and related agency supplements, including the Defense Federal Acquisition Regulation Supplement.

(q)          The Company and each of its Subsidiaries have at all times been and are in compliance in all material respects with (i) all Laws or Orders applicable to the Company and each of its Subsidiaries that govern or regulate the privacy, security, processing, protection, destruction, breach notification, or transfer of or with respect to individually identifiable information, including the Health Insurance Portability and Accountability Act (HIPAA), the EU General Data Protection Regulation (GDPR), and similar international, foreign, national, state and local data protection Laws and the regulations that implement the foregoing, as may be amended from time to time (collectively, “Data Protection Laws”), and (ii) all contractual commitments made by it with respect to the privacy or security of Personal Information (collectively, (i) and (ii), the “Privacy Requirements”). No claims are pending or have been threatened in writing or, to the Knowledge of the Company, threatened other than in writing, against the Company or any of its Subsidiaries alleging any violation of the Privacy Requirements or any violation of any Person’s privacy, personal information, or data rights.

(r)           During the three (3) years prior to the date hereof, (i) there have been no material security breaches in the Company’s or any of its Subsidiaries’ information technology systems, (ii) to the Knowledge of the Company, there have been no material security breaches in the information technology systems used in the operation of the products or services provided or rendered by the Company or any of its Subsidiaries, and (iii) there have been no disruptions in information technology systems that materially adversely affected the Company’s or any of its Subsidiaries’ business or operations. The Company has used commercially reasonable efforts to evaluate the disaster recovery and backup needs of the Company and its Subsidiaries and has implemented plans and systems that are reasonably designed to address its assessment risk. The Company and each of its Subsidiaries: (A) have implemented, maintains, and complies with written privacy and security policies with respect to any Personal Information processed by it or on its behalf; (B) employ reasonable and appropriate safeguards sufficient to protect all Personal Information that is processed by it or on its behalf from loss, misappropriation, or unauthorized or unlawful use, disclosure, access, or other processing; (C) have provided any notice, and obtained any consent, required by any Privacy Requirement for any collection, use, disclosure, cross-border transfer, retention, or other processing of Personal Information by it or on its behalf; and (D) have entered into an agreement with each service provider or other Person that processes Personal Information for it or on its behalf, which agreement complies with applicable Privacy Requirements. There has been no unauthorized access, loss, use, or disclosure of any Personal Information in the possession or under the control of the Company or any of its Subsidiaries in violation of any Privacy Requirement. Neither the Company nor any of its Subsidiaries has notified, nor has the Company or any Company Subsidiary been required to notify (whether pursuant to applicable Law or otherwise), any Person of any information security breach or incident involving Personal Information.

Section 3.17   Real and Personal Property.

(a)          The Company and its Subsidiaries do not own any real property.

(b)           Section 3.17(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each lease, sublease, license or similar use and occupancy Contract (including any assignments, amendments, extensions and modifications thereto, each, a “Lease”) pursuant to which the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, as applicable, any real or personal property from any other Person (whether as a tenant, subtenant or pursuant to other occupancy arrangements) (collectively, the “Company Leased Property”). The Company has made available to Parent a true, correct and complete copy of each such Lease to date.

(c)            Except as set forth on Section 3.17(c) of the Company Disclosure Letter, (i) the Company and its Subsidiaries have valid leasehold interests under each of the Leases, free and clear of all Liens, except for Permitted Liens and (ii) the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Property.

(d)           Each Lease for any Company Leased Property is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto.

(e)            No event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under a Lease by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any counterparty under such Lease, that would, individually or in the aggregate, materially impair or be reasonably likely to materially impair the continued use and operations of the Company Leased Property to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted.

(f)             (i) no Person, other than the Company or a Subsidiary of the Company, possesses, uses or occupies, as applicable, all or any portion of any Company Leased Property and (ii) neither the Company nor any Subsidiary of the Company is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Proceedings to take all or any portion of the Company Leased Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

Section 3.18      Environmental.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)  since January 1, 2016, the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Company Permits required for their operations as currently conducted under applicable Environmental Laws;

(ii)  (A) there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries; (B) none of the Company or any of its Subsidiaries has received notice or a request for information from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved; and (C) none of the Company or any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law that is currently in effect;

(iii)  there have been no Releases of Hazardous Materials by the Company or any of its Subsidiaries (and, to Knowledge of the Company, Releases of Hazardous Materials have not otherwise occurred) at, on, under or from any location that have resulted in or are reasonably likely to result in an obligation by the Company or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise have resulted in or are reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Releases; and

(iv)  neither the Company nor any of its Subsidiaries has entered into any written agreement or incurred any legal obligation that would reasonably be expected to require it to pay to, reimburse, or indemnify any other Person from or against liabilities or costs arising in connection with or pursuant to Environmental Law, or relating to impacts on human health or the environment arising from the generation, manufacture, use, transportation or disposal of or exposure to Hazardous Materials.

(b)           The Company has delivered or otherwise made available for inspection to the Parent copies of any reports, investigations, audits, assessments (including Phase I or II environmental assessments), studies or other material documents in the possession of or reasonably available to the Company or any of its Subsidiaries pertaining to: (i) any unresolved claims arising under or relating to any Environmental Law; or (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries.

Section 3.19     Customers, Distributors, and Suppliers. Section 3.19 of the Company Disclosure Letter sets forth (a) the ten (10) largest customers (by revenue) of the businesses of the Company and its Subsidiaries (on a consolidated basis) during the twelve months ended December 31, 2018; (b) the ten (10) largest distributors or sales agents (by revenue) of the businesses of the Company and its Subsidiaries (on a consolidated basis) during the twelve months ended December 31, 2018; (c) (i) “single, sole source” suppliers, (ii) each supplier that together with other suppliers ranked by purchasing volume represent 80% of the total purchasing volume of the Company and its Subsidiaries (on a consolidated basis) during the twelve months ended December 31, 2018, (iii) each supplier where the purchasing volume of the Company or its Subsidiaries, as applicable, to the Knowledge of the Company, is greater than 50% of such supplier’s total sales volume (on a consolidated basis, if applicable) during the twelve months ended December 31, 2018, (iv) each supplier that, to the Knowledge of the Company, owns or uses unique or specialized technologies or procedures for the production, handling or service of the products delivered or services provided by the Company or any of its Subsidiaries, and (v) to the Knowledge of the Company, any other supplier of the businesses of the Company and its Subsidiaries, the loss of which is expected to cause material disruption to such businesses (on a consolidated basis) (each supplier set forth in (i) – (v), a “Material Supplier”); and (d) each distributor, sales agent, and supplier of the businesses of the Company and each of its Subsidiaries with whom the Company or any of its Subsidiaries is obligated by Contract to conduct any business on an exclusive basis, or upon consummation of the Merger, with whom Parent or any of its Subsidiaries will be obligated to conduct business on an exclusive basis. Section 3.19(d) of the Company Disclosure Letter lists, for each distributor, sales agent, and supplier disclosed pursuant to clause (d) of this Section 3.19, (i) the applicable product(s), geographic territory(ies), and customer(s) subject to the exclusivity arrangement; and (ii) whether the exclusivity arrangement provides the distributor, sales agent, or supplier, as applicable, any exclusive right to market, promote, sell, distribute the Company’s or any of its Subsidiary’s products or services. Since January 1, 2019, through the date of this Agreement, no customer, supplier, distributor, or sales agent, as applicable, listed on Section 3.19 of the Company Disclosure Letter has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, the quantity of products or services purchased from or sold to, as the case may be, the businesses of the Company or any of its Subsidiaries. Section 3.19 of the Company Disclosure Letter also sets forth (i) customers, suppliers, distributors, or sales agents, as applicable, that had entered into a Contract with the Company or any of its Subsidiaries, which expired, lapsed or was terminated, and with whom the Company or any of its Subsidiaries continues to do business as of the date hereof, and (ii) the terms of such continued business arrangements.

Section 3.20     Product Warranty. Each product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or service provided or rendered by the Company or any of its Subsidiaries complies in all material respects with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Company or any of its Subsidiaries and is not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions for such product or service. Section 3.20 of the Company Disclosure Letter sets forth any material claims for replacement, repair or other damages in connection with the Company’s or any of its Subsidiaries’ material products or services since January 1, 2019.

Section 3.21      Foreign Corrupt Practices Act; Anti-Corruption.

(a)           Since January 1, 2016, none of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Company or any of its Subsidiaries) has directly or indirectly made, promised, or authorized or offered to make, promise or authorize any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment or thing of value to any Person, private or public, regardless of what form, whether in money, property or services, in violation of, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law, rule or regulation relating to anti-corruption or anti-bribery in any jurisdiction where the Company operates (collectively, the “Anti-Corruption Laws”). Without limiting the foregoing, since January 1, 2016, none of the Company, any of its Subsidiaries, or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Company or any of its Subsidiaries) has directly or indirectly offered or given anything of value corruptly to (i) any official, political party or official thereof or any candidate for political office or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any official, to any political party or official thereof or to any candidate for political office for the purpose of the following: (A) influencing any act or decision of such official, political party, party official or candidate in his, her or its official capacity, including influencing such official, political party, party official or candidate to do or omit to do any act in violation of his, her or its lawful duty, or securing any improper advantage for the benefit of the Company or any of its Subsidiaries or (B) inducing such official, political party, party official or candidate to use his, her or its influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person or securing an improper advantage for the benefit of the Company or any of its Subsidiaries.

(b)           Since January 1, 2016, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ respective agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Company or any of its Subsidiaries) (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication (in writing) from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws.

(c)            The Company and its Subsidiaries maintain a system or systems of internal controls that are reasonable and customary for companies similarly situated as the Company to (i) ensure compliance with Anti-Corruption Laws and (ii) prevent and detect violations of Anti-Corruption Laws.

Section 3.22      Customs and International Trade Laws.

(a)            Since January 1, 2017, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of any of the Company or its Subsidiaries under such Laws. Without limiting the foregoing, (i) at all times since January 1, 2017, the Company and its Subsidiaries and, to the Knowledge of the Company, Persons acting on their behalf have obtained all import and export licenses and all other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings required for the export, import, re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Company and its Subsidiaries, including Customs & International Trade Authorizations; (ii) since January 1, 2017, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Company or its Subsidiaries or any of their respective directors, officers, employees or agents in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) since January 1, 2017, there have been no claims, investigations or requests for information by a Governmental Authority with respect to the Company’s and its Subsidiaries’ Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws.

(b)           Neither the Company nor any of its Subsidiaries, and no director, officer or employee of any of the Company or its Subsidiaries, (i) is a Sanctioned Person; or (ii) has pending or, to the Knowledge of the Company, threatened claims against it with respect to Sanctions.

Section 3.23      FDA and Related Matters.

(a)            Section 3.23(a) of the Company Disclosure Letter lists all Registrations held by the Company and each of its Subsidiaries. Since January 1, 2016, the Company and its Subsidiaries possess all Registrations required to conduct their respective businesses as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of the Company, as of the date hereof, neither the United States Food and Drug Administration (the “FDA”) nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the products of the Company and any of its Subsidiaries. To the Knowledge of the Company, there is no material false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Authority. Since January 1, 2016, the Company and each of its Subsidiaries are in material compliance with, and have fulfilled and performed in all material respects their respective obligations under, each such Registration (including applicable European legislation (e.g. Directive 93/42/EEC (MDD), Directive 2011/65/EU (RoHS), Regulation 1907/2006/EC (REACH))), and, as of the date hereof, to the Knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. Further, the Company has implemented all necessary steps needed to secure the enduring marketability of its products under Regulation (EU) 2017/745 (MDR, application date May 26, 2020) or Regulation (EU) 2017/746 (IVDR, application date May 26, 2022). To the Knowledge of the Company, any third Person that is a manufacturer or contractor for the Company or any of its Subsidiaries is in material compliance with all Registrations insofar as they pertain to the manufacture of product components or products for the Company or any of its Subsidiaries, as applicable.

(b)           Since January 1, 2016, all products and services developed, tested, investigated, produced, manufactured, labeled, promoted, distributed, marketed, stored, sold, imported, exported or used by or on behalf of the Company or any of its Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, promoted, distributed, marketed, stored, sold, imported and exported, supervised and maintained as applicable, in all material respects, in compliance with Device Laws, and any comparable Laws enforced by any other Regulatory Authority that has jurisdiction over the operations of the Company or any of its Subsidiaries, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, security, cybersecurity, adverse event reporting and reporting of corrections and removals. To the Knowledge of the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, any third Person that is a manufacturer or contractor for the Company or any of its Subsidiaries is in material compliance with all Device Laws or any other applicable Law insofar as they pertain to the manufacture, promotion, marketing, sale, or maintenance of product components or products for the Company or any of its Subsidiaries.

(c)            As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened by or on behalf of any Regulatory Authority that has jurisdiction over the operations of the Company and any of its Subsidiaries. Since January 1, 2016, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company its contractors providing services by or on behalf of the Company or its Subsidiaries, has received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations. Neither the Company nor any of its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority. Since January 1, 2016, each of the Company and its Subsidiaries has made all notifications, submissions, responses and reports required by Device Laws, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority and, to the Knowledge of the Company, all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Authority. To the Knowledge of the Company, as of the date hereof, no basis for material liability exists with respect to regulatory requirements concerning notifications, submissions and reports.

(d)           Since January 1, 2016, no product distributed or sold by or on behalf of the Company or any of its Subsidiaries has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and as of the date hereof, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (ii) a change in the labeling of any such product; or (iii) a termination, seizure, limitation, restriction, modification or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product. As of the date hereof, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention, seizure or similar action of any such product are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, verbal notice from a Regulatory Authority or other Governmental Authority that any product distributed or sold by or on behalf of the Company or any of its Subsidiaries cannot be developed, tested, investigated, produced, manufactured, labeled, promoted, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of the Company.

(e)            Since January 1, 2016, all preclinical and clinical investigations sponsored or conducted by or on behalf of the Company or any of its Subsidiaries (including post-marketing studies) have been and are being conducted in material compliance with all applicable Laws and other requirements, including Good Clinical Practices requirements, other Device Laws, applicable research protocols, corrective action plans, and Data Protection Laws. No clinical trial sponsored or conducted by or on behalf of the Company or any of its Subsidiaries has been terminated, materially delayed, limited or suspended prior to completion by the FDA, any other applicable Regulatory Authority, or any institutional review board that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Regulatory Authority, nor any institutional review board that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of the Company or any of its Subsidiaries, has ordered or commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, alleged any violation of any Device Law in connection with any such clinical trial.

Section 3.24       Healthcare Regulatory Compliance.

(a)            Neither the Company nor any of its Subsidiaries or any of its or their respective officers, directors, managing employees (as such terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any of its Subsidiaries, is a party to, or bound by, any Order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.

(b)           Neither the Company nor any of its Subsidiaries nor any of its or their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any of its Subsidiaries (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSA”); (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the Knowledge of the Company is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. “Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

(c)            Neither the Company nor any of its Subsidiaries nor any of its or their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any of its Subsidiaries has engaged in any activity that is in violation of, or is cause for civil or criminal penalties, mandatory or permissive exclusion from a Federal Health Care Program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (e.g., 18 U.S.C. §§ 1035 and 1347), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), or related regulations, or any other Laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients, including all state laws analogous to the foregoing (collectively, “Federal Health Care Program Laws”).

(d)           To the Knowledge of the Company, no Person has filed or has threatened to file against the Company or any of its Subsidiaries an action relating to any Device Law or Federal Health Care Program Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(e)            Neither the Company nor any of its Subsidiaries is a “covered entity” as that term is defined in HIPAA, has entered into a business associate contract where required by 45 C.F.R. § 164.504(e), and is not in breach of any such business associate contract.

(f)            To the extent the Company and any of its Subsidiaries provide to customers or others reimbursement coding or billing advice regarding products offered for sale or the provision of services by the Company or any of its Subsidiaries and procedures related thereto, such advice is (i) true, complete and correct; and (ii) in material compliance with all Federal Health Care Program Laws.

(g)           The Company has adopted a code of ethics and has an operational healthcare compliance program consistent in all material respects with the Compliance Program Guidance published by the Office of Inspector General, U.S. Department of Health and Human Services, which governs all employees, including sales representatives and their interactions with their physician and hospital customers.

(h)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) all agreements or other arrangements between the Company or any of its Subsidiaries on the one hand and any physician on the other hand for services are in writing, describe bona fide services required by the Company or its Subsidiaries, as the case may be, provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement, and are in material compliance with the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) (“AKS”); (ii) all agreements or arrangements with health care professionals for services to or investments in the Company or any of its Subsidiaries, directly or indirectly, to which the Company or any of its Subsidiaries is a party as of the date of this Agreement are listed on Section 3.24(h) of the Company Disclosure Letter, including true, complete and correct details as to amounts paid thereunder in 2019; (iii) all payments made and things of value provided by the Company or any of its Subsidiaries to any health care professional for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement and are in material compliance with the AKS; and (iv) all such agreements, arrangements, payments and things of value are in material compliance with all applicable Laws, including all Federal Health Care Program Laws.

(i)             The Company has timely, accurately, and completely reported all payments and transfers of value made to physicians and teaching hospitals, as required by the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); and the Company is in material compliance with all analogous state laws requiring the reporting of financial interactions with health care providers.

Section 3.25     Insurance. Section 3.25 of the Company Disclosure Letter lists all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under all such insurance policies of the Company and each of its Subsidiaries, and all such insurance policies are, as of the date of this Agreement, in full force and effect. As of the date of this Agreement, since January 1, 2016, none of the Company or any of its Subsidiaries has received (i) notice that they are in default with respect to any obligations under such insurance policies or (ii) notice of cancellation or termination with respect to any such existing insurance policy.

Section 3.26     Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.9, the Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL) inapplicable to this Agreement, the Voting and Support Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.27     Brokers. No investment banker, broker, finder or other intermediary (other than Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. True, correct and complete copies of all agreements between the Company and Citigroup Global Markets Inc. have been delivered to Parent.

Section 3.28    Opinion of Financial Advisors. The Company Board has received the opinion of Citigroup Global Markets Inc., as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than Parent and Merger Sub or any of their Affiliates). A true, correct and complete copy of the written opinion described above has been or will be delivered or made available to Parent promptly after delivery thereof, it being understood and agreed that such opinion is for the sole benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

Section 3.29     No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representations or warranties on behalf of the Company with respect to the Company or any of its Subsidiaries. The Company acknowledges and agrees that except for the representations and warranties expressly set forth in Article IV, (A) none of Parent, Merger Sub or any of their respective Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV and (B) no Person other than Parent and Merger Sub has been authorized by Parent, Merger Sub or any of their respective Subsidiaries, as applicable, to make any representation or warranty relating to Parent, Merger Sub or any of their respective Subsidiaries or the business of any of Parent, Merger Sub or any of their respective Subsidiaries or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1       Organization; Qualification. Each of Parent and Merger Sub is (a) a corporation duly organized and validly existing under the laws of the jurisdiction of its respective incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub, as the case may be, to perform its obligations under this Agreement or to consummate the Merger and pay the Aggregate Merger Consideration and other amounts required to be paid by Parent and Merger Sub hereunder, or otherwise prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

Section 4.2      Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub, and (in the case of the Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State), no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3       No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected; or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any material Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound, or result in the creation of a material Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           No Consent of, registration, submission, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) Consents required under, and compliance with any applicable requirements of the HSR Act and the Antitrust Laws and rules and regulations of other applicable Governmental Authorities, and (iv) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4          Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in each case of clauses (a) and (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5      Information Supplied. None of the information with respect to Parent and its Subsidiaries that is or will be furnished to the Company by or on behalf of Parent in writing specifically for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting.

Section 4.6      Brokers. No investment banker, broker, finder or other intermediary (except for UBS Europe SE, the fees and expenses of which will be paid by Parent or its Affiliate) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

Section 4.7      Sufficient Funds. Parent or Siemens Healthineers AG (“Siemens Healthineers”) has available, and will continue to have available through and at the Closing, unencumbered cash or cash equivalents, lines of credit or other sources of immediately available funds that are sufficient to permit Parent to fund the Aggregate Merger Consideration contemplated by Article II and any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement there is no Law, Order or obligation (contractual or otherwise) in effect which would prevent or materially restrict, delay or otherwise limit (or would have the effect of preventing or materially restricting, delaying or otherwise limiting) Parent’s ability to fund the Aggregate Merger Consideration contemplated by Article II and any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 4.8      Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any Security of Merger Sub. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than pursuant to the Merger and the other transactions contemplated by this Agreement.

Section 4.9       No Interested Stockholder. Neither Parent nor any of its Subsidiaries nor any “affiliate” or “associate” (as each such term is defined in Section 203 of the DGCL) of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub or any of their controlled Affiliates directly or indirectly beneficially owns any Company Stock or other Securities convertible into, exchange into or exercisable for shares of Company Stock.

Section 4.10     No Vote of Parent Shareholders. Except for the adoption of the Agreement by Parent as the sole shareholder of Merger Sub, no vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the Parent Organizational Documents (or similar organizational documents) or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.11     No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any representations or warranties on behalf of Parent or Merger Sub with respect to Parent or any of its Subsidiaries. Parent and Merger Sub each acknowledges and agrees that except for the representations and warranties expressly set forth in Article III, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article III; (b) no Person other than the Company has been authorized by the Company or any of its Subsidiaries, as applicable, to make any representation or warranty relating to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party; and (c) except to the extent the subject of any representation or warranty expressly set forth in Article III, any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided to Parent, Merger Sub or any of their representatives whether orally or in writing are not, and shall not be deemed to be or include, representations or warranties. Each of Parent and Merger Sub acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company; (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement; (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company; and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated by this Agreement, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III and that all other representations and warranties are specifically disclaimed.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1       Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (1) as required by applicable Law, (2) as may be consented to in writing by Parent (provided that such consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly required pursuant to this Agreement; (4) as required by the terms of any Company Material Contract set forth on Section 3.15 of the Company Disclosure Letter as in effect on the date of this Agreement or (5) as set forth on Section 5.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve its assets and business organization intact in all material respects and maintain its existing business relations and goodwill with customers, suppliers, licensors, distributors, Governmental Authorities, employees and business partners, in each case whose business relationships are material to the Company and its Subsidiaries, taken as a whole (provided that, with respect to clause (x), no action or failure to take action with respect to matters specifically addressed by any of the provisions of clause (y) shall constitute a breach of clause (x) unless such action or failure to take action would constitute a breach of such applicable provision of clause (y)), and (y) without limiting the generality of clause (x), the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:

(a)           amend the Certificate of Incorporation or the Bylaws (or such similar organizational or governing documents of any Subsidiary of the Company);

(b)           adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend the terms of, the Company’s or any of its Subsidiaries’ Securities, including any options, equity or equity-based compensation, warrants, convertible Securities or other rights of any kind to acquire any of such Securities, except as may be required pursuant to the terms of Company Preferred Stock or Company Warrants, as permitted by Section 5.1(c) or Section 5.1(d), or for any acquisitions or deemed acquisitions of any equity Securities of the Company in connection with the forfeiture of, or the withholding of Taxes in connection with the exercise, vesting or settlement of, any Company Equity Award or Company Warrant;

(c)            issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any of its Subsidiaries’ Securities, including any options, equity or equity-based compensation, warrants, convertible Securities or other rights of any kind to acquire such Securities; provided, however, that the Company may issue shares of Company Common Stock (i) upon the exercise of Company Options or vesting of Company RSU Awards outstanding as of the date of this Agreement (or permitted to be granted pursuant to this Agreement after the date hereof as set forth on Section 5.1(c) of the Company Disclosure Letter) in accordance with the respective terms of such Company Options or Company RSU Awards, (ii) upon the conversion of Company Preferred Stock in accordance with the terms of the Company Certificate of Designation, and (iii) upon the exercise of Company Warrants outstanding as of the date of this Agreement in accordance with their respective terms;

(d)           except (i) for cash dividends by direct or indirect wholly owned Subsidiaries of the Company to its respective parent and (ii) ordinary course accretion with respect to the Company Preferred Stock in accordance with the Certificate of Designation, declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any of its Subsidiaries’ Securities;

(e)            except as required by the terms of a Benefit Plan in existence as of the date of this Agreement, (i) establish, adopt, enter into, materially amend or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement (other than as expressly permitted by Section 5.1(e)(iv)); (ii) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment, or increase the base salary or cash bonus opportunity to any director, officer, employee, or consultant of the Company or any Subsidiary, except in the case of increases in annual base salaries for employees below the rank or title of vice president, at times and in dollar amounts in the ordinary course of business in connection with the Company’s annual salary review process consistent with past practice; (iii) accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee, or consultant of the Company or any Subsidiary; (iv) enter into, extend, amend or modify, or terminate any employment, severance, termination, change in control, retention, individual consulting or other similar agreement with any current or former director, officer, employee, or consultant of, or individual service provider to, the Company or any of its Subsidiaries (other than offer letters that provide for at-will employment without any severance, retention or change in control benefits for newly hired employees or individual service providers who are hired in the ordinary course of business and consistent with past practice and whose annual base compensation does not exceed $200,000 individually (or $250,000 individually, in the case of sales representatives)); (v) communicate with the employees of the Company or any of its Subsidiaries regarding the compensation or benefits they will receive following the Effective Time, unless such communication is (A) approved by Parent in advance of such communication or (B) required by applicable Law; or (vi) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(f)             hire, promote or terminate the employment of (other than for cause, death or disability) any employee with annual base compensation above $200,000 (or $250,000, in the case of sales representatives);

(g)            take any action requiring notice to employees, or triggering any other obligations, under the WARN Act or any similar state, local or foreign Law prior to the Closing;

(h)           waive, release or limit any restrictive covenant of any current or former employee or independent contractor of the Company or any Subsidiary;

(i)             make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment (other than purchases of inventory or supplies in the ordinary course of business consistent with past practice or capital expenditures permitted pursuant to Section 5.1(r)) in, any Person (other than direct or indirect wholly owned Subsidiaries of the Company) in excess of $200,000 in the aggregate;

(j)             forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or its Subsidiaries;

(k)           acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any division of any of the foregoing, any equity interest in any of the foregoing, or all or any material portion of the assets, business or properties of any Person (excluding ordinary course purchases consistent with past practice of inventory, surgical instruments, and supplies);

(l)             (i) sell, pledge, dispose of, transfer, abandon, lease (as lessor), license (except in accordance with Section 5.1(o)), mortgage, incur any Lien (other than Permitted Liens) (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible (other than Intellectual Property, which is addressed in Section 5.2(u)) on material assets, business, or real property of the Company or any of its Subsidiaries except (A) in connection with services provided in the ordinary course of business and consistent with past practice, (B) sales of product inventory in the ordinary course of business and consistent with past practice, (C) for sales of obsolete assets, (D) for transactions solely among the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among such Subsidiaries of the Company, (E) for sales, leases or other dispositions of assets with a fair market value in an mount not to exceed $100,000 in the aggregate, or (ii) enter into any new line of business that is material to the business of the Company and its Subsidiaries, taken as a whole;

(m)          (i) except as expressly required pursuant to the terms thereof, pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or its wholly owned Subsidiaries and solely owed to the Company or its wholly owned Subsidiaries) or (ii) cancel any material Indebtedness (individually or in the aggregate) or settle, waive or amend any material claims or rights of substantial value;

(n)           (i) incur, create, assume or otherwise become liable or responsible for any Indebtedness other than Indebtedness incurred by the Company or its direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (ii) issue or sell any debt securities of the Company or any of its Subsidiaries, including options, warrants, calls or similar rights, in each case, to acquire any debt securities of the Company or any of its Subsidiaries;

(o)           negotiate, amend, extend, renew (except, with respect to software license and product development Contracts, pursuant to the renewal provisions thereof) terminate or enter into, or agree to any material amendment or material modification of, or waive, release or assign any material rights under, any Company Material Contract, any Contract with a Material Supplier, or any material Lease for any Company Leased Property, or any Contract that would have been a Company Material Contract or a material Lease had it been entered into prior to the date of this Agreement; provided, however, that the foregoing exception shall not apply to any Contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated by this Agreement;

(p)           negotiate, amend, modify, enter into or terminate any Labor Agreement, except as required pursuant to an applicable Contract in effect as of the date of this Agreement;

(q)           make any material change to its or any of its Subsidiaries’ methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act or other applicable Law;

(r)            except (i) as set forth in the Company’s existing capital budget; or (ii) as relates to the purchase of inventory or surgical instruments in the ordinary course of business, make or authorize any capital expenditure exceeding $500,000 in the aggregate;

(s)            agree to release, compromise, assign, settle, or resolve any threatened or pending Proceeding, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any of its Subsidiaries of an amount not greater than $250,000 (net of insurance proceeds) in the aggregate;

(t)             fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(u)           (i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person any rights to any Company Intellectual Property material to the Company and its Subsidiaries, taken as a whole (except for licensing non-exclusive rights for the primary purpose of (A) conducting clinical research, entered into with a clinical research organization; (B) material transfer, sponsored research or other similar matters; (C) establishing confidentiality or non-disclosure obligations; (D) conducting clinical trials; or (E) manufacturing, labeling or selling the Company’s or any of its Subsidiaries’ products or services); (ii) fail to use all reasonable efforts not to cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents expiring in accordance with their terms) any Company Intellectual Property material to the Company and its Subsidiaries, taken as a whole; (iii) fail to use all reasonable efforts to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Company Registered IP including allowing any such patent families with pending applications to close by not filing a continuing application; (iv) make any change in Company Intellectual Property that is or would reasonably be expected to materially impair the Company’s or any of its Subsidiaries’ rights with respect to the Company Intellectual Property; (v) disclose to any Person (other than Representatives of Parent and Merger Sub), any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to confidentiality obligations; or (vi) fail to take or maintain reasonable measures to protect the confidentiality and value of material Trade Secrets included in the Company Owned IP;

(v)            except as required by applicable Law, (i) make or change any material Tax election or adopt or change any material method of Tax accounting; (ii) file any material amended Tax Return; (iii) settle or compromise any audit, assessment or other Proceeding relating to Taxes; (iv) agree to an extension or waiver of the statute of limitations with respect to Taxes; (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) surrender any right to claim a Tax refund;

(w)          merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(x)            enter into or adopt any stockholder rights plans (or similar plans commonly referred to as a “poison pill”) under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Securities; or

(y)           enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or publicly announce an intention to do, any of the foregoing.

Nothing contained herein shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained herein shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2       Proxy Statement; Company Stockholders’ Meeting.

(a)            The Company shall use reasonable efforts to prepare and file the preliminary Proxy Statement with the SEC as soon as reasonably practicable (and in any event will file the preliminary Proxy Statement within twenty (20) Business Days after the date hereof). The Company shall use its reasonable efforts to respond to any comments of the SEC or its staff, to clear the preliminary Proxy Statement with the SEC as promptly as reasonably practicable after filing and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. The Company will advise Parent promptly after receipt of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. The Company will promptly provide Parent with copies of all written correspondence between the Company (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement or the Merger. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as reasonably practicable prepare and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary in this Section 5.2, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or its staff) with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response (and the Company shall consider in good faith any comments on such document(s) or response reasonably proposed by Parent or its Representatives).

(b)           Each of Parent and Merger Sub shall promptly furnish the Company with all information reasonably requested by the Company and required pursuant to the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement about Siemens Healthineers, Parent and Merger Sub.

(c)            Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information will have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that will become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law.

(d)           Subject to the Company Board not having effected a Company Adverse Recommendation Change pursuant to Section 5.5 or the earlier termination of this Agreement in accordance with Section 7.1, the Company (i) shall duly call, give notice of, convene and hold, as promptly as practicable after the SEC clearance of the Proxy Statement, a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholders’ Meeting”), in accordance with applicable Law, its constituent documents and the rules of the NYSE American, for the purpose of considering and voting on the adoption of this Agreement, the Merger and other transactions contemplated by this Agreement and shall submit such proposal to such holders at the Company Stockholders’ Meeting, (ii) except for a proposal to adjourn the Company Stockholders’ Meeting if there are insufficient affirmative votes represented at the Company Stockholders’ Meeting to obtain the Company Stockholder Approval, shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), and (iii) shall not adjourn or otherwise postpone or delay the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholders’ Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company, provided, that the Company has reasonably consulted with Parent prior to such adjournment or postponement, (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, or (C) in order to solicit additional proxies if necessary to obtain the Company Stockholder Approval. Subject to the Company Board not having effected a Company Adverse Recommendation Change pursuant to Section 5.5, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Proxy Statement, and use its reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement.

(e)            Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole direct or indirect stockholder of Merger Sub, a written consent evidencing the approval and adoption of the Merger, this Agreement and the other transactions contemplated hereby.

Section 5.3        Appropriate Action; Consents; Filings.

(a)            Subject to the terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and (ii) the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger. Each of the parties hereto shall as promptly as reasonably practicable after the date of this Agreement, upon a date to be mutually agreed upon by the parties hereto, make its respective filings under the HSR Act. Each of the parties hereto shall as promptly as reasonably practicable after the date of this Agreement, upon a date to be mutually agreed upon by the parties hereto, make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, but in no event later than as required by Law. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company or any of their respective Affiliates shall be required to, and without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Affiliates will, grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third Person in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement (it being understood that this sentence does not apply to the actions required by Section 5.3(d)).

(b)           In connection with and without limiting the efforts referenced in this Section 5.3, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a private party, in each case, under any applicable Antitrust Laws, including (i) promptly informing the other party of such inquiry or Proceeding, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, or in connection with any such Proceeding, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any such Proceeding, between either party and any other Person with respect to this Agreement and (iii) providing the other party with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other party in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) between either party and any Governmental Authority, or in connection with any such Proceeding, between either party and any other Person with respect to this Agreement; provided that materials required to be provided by one party to another pursuant to this Section 5.3(b) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns or may be provided on an outside counsel basis, if reasonably appropriate. In addition, each of the parties hereto will give reasonable notice to and consult with the other party in advance of any meeting or substantive telephone call or conference with any Governmental Authority, or in connection with any such Proceeding, with any other Person, and to the extent permitted by the Governmental Authority, give the other party the opportunity to attend and participate in such meeting, telephone call or conference.

(c)            The parties shall consult with each other with respect to obtaining all permits and Consents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

(d)           Notwithstanding anything in this Agreement to the contrary, none of Parent or any of its Affiliates shall be required to enter into one or more agreements prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Parent’s or any of its Affiliates’ (including, following the Closing, the Company’s or any of its Subsidiaries’) freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of their respective businesses, assets, equity interests, product lines or properties (each, a “Divestiture Action”) or take any Divestiture Action or otherwise agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of or otherwise encumber or impair or take any other action with respect to Parent’s or any of its Affiliates’ ability to own or operate any assets, properties, businesses or product lines of Parent or any of its Affiliates (including, following the Closing, any assets, properties, businesses or product lines of the Company or its Subsidiaries); and none of Parent or any of its Affiliates shall be required to take any action contemplated in this Section 5.3(d) in connection with any Proceeding by a Person other than a Governmental Authority, and the Company shall not, and shall not cause or permit any of its Subsidiaries to, unless requested to do so by Parent, commit to or effect any action contemplated in this Section 5.3(d).

Section 5.4       Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Merger Sub, and their respective Representatives, reasonable access, to be coordinated through the Company or its designated Representatives in accordance with such reasonable procedures as they may establish, during normal business hours and upon reasonable notice, to all of the officers, employees, agents, properties, books, contracts and records of the Company and its Subsidiaries, and during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may reasonably request; provided, that, notwithstanding the foregoing, the Company may restrict or prohibit such access to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit such access; (b) granting such access would violate any Contract or material obligation of the Company or any of its Subsidiaries with a third Person with respect to confidentiality or otherwise breach, contravene or violate, constitute a default under, or give a third Person the right to terminate or accelerate any obligations under, any then-effective Contract to which the Company or any of its Subsidiaries is a party or would disclose any information that is competitively sensitive; or (c) granting access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege in respect of such documents or information, provided, however, that the Company shall use good faith efforts to communicate the applicable information to Parent in a manner that would not violate applicable Law, Contract or material obligation or waive such privilege or work-product doctrine. Prior to the Effective Time, Parent and Merger Sub will hold any information obtained pursuant to this Section 5.4 in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding anything contained herein to the contrary, the Company and its Subsidiaries shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 5.4 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties.

Section 5.5        No Solicitation.

(a)            From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except as expressly provided in Section 5.5(b) or Section 5.5(d), (i) the Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and instruct its and its Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons (or any of their Representatives) with respect to any Company Acquisition Proposal (other than Parent or any of its Affiliates or Representatives with respect to the transactions contemplated by this Agreement); and (ii) the Company shall not, and shall not permit its Subsidiaries and its and its Subsidiaries’ Representatives to, directly or indirectly, (A) initiate, seek, solicit, facilitate or knowingly encourage, or knowingly induce the making, submission or announcement of, any Company Acquisition Proposal, (B) enter into, continue or otherwise participate in any negotiations or discussions with, or furnish or cause to be furnished any non-public information or data to, or furnish access to the Company’s (or any of its Subsidiaries’) properties with respect to, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal (other than informing any Persons of the provisions of this Section 5.5), or grant any waiver or release under (or terminate, amend or modify any provision of) any confidentiality agreement to which the Company is a party except to the extent to allow an applicable party to make a Company Acquisition Proposal in compliance with Section 5.5(b), (C) execute or enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding relating to or in connection with, or that is intended to lead to, any Company Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (D) submit to the stockholders of the Company for their approval any Company Acquisition Proposal or Company Superior Proposal, or (E) resolve to do, or agree or publicly announce an intention to do, any of the foregoing.

(b)           Notwithstanding anything to the contrary contained in Section 5.5(a), at any time prior to obtaining the Company Stockholder Approval, if the Company or any of its Subsidiaries receives, after the date hereof, a bona fide written Company Acquisition Proposal from a third Person that did not result from a breach of this Section 5.5, then the Company may contact such third Person to clarify the terms and conditions thereof and (i) furnish information concerning its business, properties or assets to such Person pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided to Parent within forty-eight (48) hours after execution) and (ii) negotiate and participate in discussions and negotiations with such Person concerning such Company Acquisition Proposal, in each case of clause (i) and (ii), if the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that (A) such Company Acquisition Proposal constitutes or could reasonably be expected to lead to or result in a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law. The Company (1) shall promptly (and in any case within forty-eight (48) hours) provide Parent notice (x) of the receipt of any Company Acquisition Proposal, which notice shall include, if applicable, a complete, unredacted copy of such Company Acquisition Proposal, and (y) of any inquiries, proposals or offers received by the Company, any of its Subsidiaries or any of its or its Subsidiaries’ Representatives concerning a Company Acquisition Proposal or proposal that is reasonably likely to constitute or lead to or result in a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and, if applicable, the material terms (including any amendments thereto) of such inquiry, offer or proposal (2) shall promptly (and in any case within forty-eight (48) hours) make available to Parent all information, including copies of all written materials, provided by the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives to such party but not previously made available to Parent and (3) shall keep Parent reasonably informed on a reasonably prompt basis (and, in any case, within forty-eight (48) hours) of any significant development, discussions or negotiations (including amendments and proposed amendments) relating to any such Company Acquisition Proposal or any material change to the financial or other material terms of any such Company Acquisition Proposal or such other inquiry, offer or proposal (including by providing copies of all required proposals related thereto that have not already been provided pursuant to clauses (1)(x) or (y) above, respectively).

(c)            Except as expressly permitted by Section 5.5(d) or Section 5.5(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify in a manner adverse to Parent, or publicly propose to withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation, (ii) approve, authorize, declare advisable, endorse or recommend (or publicly propose to approve, authorize, declare advisable, endorse or recommend) any Company Acquisition Proposal, (iii) fail to include in the Proxy Statement the Company Recommendation, (iv) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any action described in clauses (i) through (iv) of this sentence being referred to as a “Company Adverse Recommendation Change”), or (v) adopt or approve, or propose to adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement permitted under Section 5.5(b)).

(d)           Notwithstanding anything in this Agreement to the contrary, if at any time prior to the receipt of the Company Stockholder Approval, the Company or the Company Board receives a Company Superior Proposal, the Company Board may authorize and cause the Company to (i) effect a Company Adverse Recommendation Change and/or (ii) terminate this Agreement pursuant to Section 7.1(c)(ii) and concurrently with such termination enter into a definitive agreement providing for such Company Superior Proposal (subject to the satisfaction of its obligations under Section 7.3) if (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; (B) the Company has notified Parent in writing that it intends to take such action; (C) the Company has provided Parent a copy of the proposed definitive agreements (and any related agreements) relating to such Company Superior Proposal (and has informed Parent of the identity of the Person making such Company Superior Proposal); and (D) if prior to 11:59 p.m., New York City time, on the second (2nd) Business Day following the notice delivered pursuant to clause (B) of this Section 5.5(d), the Company and its Representatives shall have received a written proposal made by Parent to amend this Agreement or enter into an alternative transaction with the Company, the Company Board shall have determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to this Agreement or a possible alternative transaction made by Parent in writing solely during such period, that (1) the Company Acquisition Proposal that is the subject of the notice described in clause (B) of this Section 5.5(d) still constitutes a Company Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e)            Notwithstanding anything in this Agreement to the contrary, other than in connection with a Company Superior Proposal (which shall be subject to Section 5.5(d) and shall not be subject to this Section 5.5(e)), prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Intervening Event, effect a Company Adverse Recommendation Change if (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and (ii) the Company has notified Parent in writing that it intends to effect such Company Adverse Recommendation Change pursuant to this Section 5.5(e) (which notice shall reasonably specify the facts and circumstances providing the basis of the Company Intervening Event and for the Company Board’s determination to effect the Company Adverse Recommendation Change).

(f)           Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that (A) in no event shall this Section 5.5(f) permit the Company or the Company Board to make a Company Adverse Recommendation Change except as otherwise permitted pursuant to Section 5.5(d) or Section 5.5(e), (B) in no event shall this Section 5.5(f) affect, modify or supplement the definition of Company Adverse Recommendation Change herein (or to the consequences thereof in accordance with this Agreement) and (C) any such disclosure (other than issuance by the Company of a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change; provided further that any factually accurate public statement that describes the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Company Adverse Recommendation Change. The Company shall provide Parent with a copy of the text of any disclosure proposed to be made pursuant to this Section 5.5(f) reasonably in advance of such disclosure.

Section 5.6        Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation will jointly and severally indemnify and hold harmless each director and officer of the Company at or prior to the Effective Time (the “D&O Indemnified Parties”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Proceeding, whenever asserted, based on or arising out of, in whole or in part, (i) the fact that a D&O Indemnified Party was a director, officer, employee or agent of the Company or any of its Subsidiaries, or (ii) acts or omissions by such D&O Indemnified Party in the D&O Indemnified Party’s capacity as a director, officer, employee or agent of the Company or a Subsidiary of the Company or taken at the request of the Company or a Subsidiary of the Company (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee agent, trustee or fiduciary of another Person), in each case under (i) or (ii), at, or at any time before, the Effective Time (including any Proceeding relating in whole or in part to the Merger or the enforcement of this provision or any other indemnification or advancement right of any D&O Indemnified Party), to the fullest extent permitted or required by applicable Law. For the avoidance of doubt, in no event will Parent have any obligations or liabilities to D&O Indemnified Parties under this Section 5.6(a), other than those obligations or liabilities that the Surviving Corporation will have to D&O Indemnified Parties under this Section 5.6(a).

(b)           Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the D&O Indemnified Parties as provided in the Certificate of Incorporation, the Bylaws, or any indemnification Contract between such D&O Indemnified Parties and the Company set forth on Section 5.6(b) of the Company Disclosure Letter and a copy of which was provided to Parent, (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect. Without limiting the foregoing, for a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions equivalent to the provisions of the Certificate of Incorporation and Bylaws as in effect immediately prior to the Effective Time solely with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.6. In addition, from the Effective Time until six (6) years from the Effective Time, Parent will, and will cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any D&O Indemnified Party under this Section 5.6 (including in connection with enforcing the indemnity and other obligations referred to this in this Section 5.6) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such Person is not entitled to be indemnified pursuant to this Section 5.6(b).

(c)            Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy with reputable insurers, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided, further, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)           The covenants contained in this Section 5.6 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s constituent documents, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.6 may not be terminated or modified in such a manner as to adversely affect the rights of any of the D&O Indemnified Parties to whom this Section 5.6 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected D&O Indemnified Parties will have consented in writing to such termination or modification (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.6 applies will be third-party beneficiaries of this Section 5.6).

(e)            In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

Section 5.7       Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 6.1 or Section 6.2 not to be satisfied at any time from the date of this Agreement to the Effective Time; and (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement. Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 6.1 or Section 6.3 not to be satisfied at any time from the date of this Agreement to the Effective Time; and (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto hereunder and any failure to give such notice with respect to clauses (b) or (c) above, or (ii) or (iii) above, as applicable, shall not constitute a breach of this Section 5.7 for purposes of Section 6.2(b) or Section 6.3(b).

Section 5.8      Public Disclosure. Parent and the Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, during the period that this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or other announcement with respect to the Merger, the other transactions contemplated by this Agreement or this Agreement without the prior consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed), except as such press release or other announcement may be required by Law or the rules of a national securities exchange or trading market on which such party’s Securities are listed, in which case the party required to make the release or announcement shall use its reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance. Notwithstanding the foregoing, (a) the restrictions set forth in this Section 5.8 shall not apply to any press release or other announcement (i) made by the Company with respect to or in connection with a Company Adverse Recommendation Change effected by the Company Board in accordance with this Agreement, (ii) made by the Company or Parent concerning this Agreement, the Merger or the other transactions contemplated hereby in connection with a determination by the Company or the Company Board in accordance with Section 5.5(b) or Section 5.5(d) that a Company Acquisition Proposal constitutes, or is reasonably likely to constitute, a Company Superior Proposal, or (iii) made by the Company or Parent in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated hereby, provided, however, that in the case of the preceding clause (i) or (ii), to the extent not prohibited by applicable Law, the disclosing party gives the other party reasonable advance notice of (including the contents of) its intended press release or other announcement, and (b) to the extent the content of any press release or other announcement has been previously approved and made in accordance with this Section 5.8, no separate approval shall be required in respect of such content to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement.

Section 5.9      Intellectual Property Matters. The Company shall, prior to the Closing use reasonable best efforts to ensure that title in all Company Registered IP is recorded in the name of the Company or one or more of its Subsidiaries, as applicable, and to the extent that any such Company Registered IP is recorded in any governmental registry in the name of any Person other than the Company or any of its Subsidiaries, or there are outstanding encumbrances of any type against such Company Registered IP, use reasonable best efforts to obtain appropriate assignments, discharges or other documents intended to place record ownership in the name of the Company or any of its Subsidiaries or effect the discharge prior to the Closing, as applicable. The Company shall use reasonable efforts to ensure that all maintenance, annuity and other fees and all filings necessary to assure the continued enjoyment of any issued Company Registered IP, and all amendments, responses to office actions, issue fees and other fees and filings necessary to maintain the pendency of and pursue the prosecution of any pending applications have been and will be paid or filed on a timely basis through the Closing.

Section 5.10     Employee Matters.

(a)          For the period commencing at the Effective Time and ending on the earlier of (i) the date that is twelve (12) months following the Effective Time and (ii) the date on which the employment of an employee of the Company or any of its Subsidiaries who continues his or her employment with Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time (each, a “Continuing Employee”) terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with (A) an annual base salary at least equal to the annual base salary provided to such Continuing Employee immediately prior to the Effective Time, (B) cash bonus and cash incentive opportunities that are no less favorable than the cash bonus and cash incentive opportunities provided to such Continuing Employee as of immediately prior to the Effective Time, (C) severance payments and benefits that are no less favorable than the severance payments and benefits to which such Continuing Employee would be entitled under the applicable Benefit Plan in effect as of immediately prior to the Effective Time, and (D) employee benefits that are no less favorable (in the aggregate) to the employee benefits (excluding for such purposes any defined benefit pension benefits and any equity based compensation plans) provided to such Continuing Employee as of immediately prior to the Effective Time.

(b)          If the Closing occurs (i) prior to the completion of the 2019 fiscal year or (ii) after the completion of the 2019 fiscal year but prior to the payment of bonuses with respect to such fiscal year, Parent or its Subsidiaries (including the Surviving Corporation) shall pay an annual bonus under the applicable bonus plans of the Company and its Subsidiaries in respect of the 2019 fiscal year to each eligible employee of the Company or any of its Subsidiaries based on actual performance levels as of the date of this Agreement, extrapolated through the last day of the 2019 fiscal year (if applicable), as calculated by the Company in good faith, which payment shall be made at the time such bonuses would ordinarily be paid to eligible employees by the Company and its Subsidiaries pursuant to the terms of such plans and in compliance with Section 409A of the Code. If the Closing occurs during the 2020 fiscal year, Parent or its Subsidiaries (including the Surviving Corporation) shall pay a pro-rated annual bonus under the applicable bonus plans of the Company and its Subsidiaries in respect of the portion of the 2020 fiscal year that occurs prior to the Closing Date to each eligible employee of the Company or any of its Subsidiaries based on target level performance through the Closing Date, which payment will be made within thirty (30) days following the Closing Date.

(c)          Parent agrees that each Continuing Employee shall, as of the Effective Time, receive full credit for service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of determining eligibility to participate, vesting and benefit accrual under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or any of their respective Affiliates in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any defined benefit pension plan or employer subsidized retiree medical benefits); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Affiliates for the benefit of Continuing Employees (including any medical, dental, pharmaceutical or vision benefit plans), Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements or required physical examinations, actively-at-work requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) cause each Continuing Employee to be given credit under any such plans for all amounts paid (or otherwise deemed paid) by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, for the plan year in which the Effective Time occurs; provided, however, that Parent’s obligations under this clause (ii) shall be subject to its receipt of all necessary information, from either the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee.

(d)          If directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall terminate, effective as of immediately prior to the Closing, any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”). No later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that the Company has taken action to terminate each Company 401(k) Plan (effective as of immediately prior to the Closing) pursuant to resolutions of the Company Board, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent (which shall not be unreasonably withheld or delayed). If the Company terminates each Company 401(k) Plan at the written direction of Parent as described in the immediately preceding sentence, Parent shall, or shall cause one of its Subsidiaries or Affiliates to, cause a Code Section 401(k) arrangement sponsored or maintained by the Parent or any such Subsidiary or Affiliate (each, a “Parent 401(k) Plan”) to permit each Continuing Employee participating in such a terminated Company 401(k) Plan as of immediately prior to the Closing Date to elect to rollover his or her account balances in such Company 401(k) Plan (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) to an applicable Parent 401(k) Plan, in each case in accordance with the terms of the applicable Company 401(k) Plan and Parent 401(k) Plan. The Company and Parent shall use commercially reasonable efforts to cooperate to effectuate any such rollovers, including by exchanging any necessary participant records or engaging any recordkeepers, administrators, providers, insurers, or other third parties.

(e)          The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.10 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Benefit Plans or other employee benefit plans or arrangements.

Section 5.11     Merger Sub. Parent will take all actions necessary to cause Merger Sub to comply with and perform all of its obligations under or relating to this Agreement, including causing Merger Sub to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement.

Section 5.12     Rule 16b-3 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative Securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13     Repayment and Termination of Existing Credit Agreement. The Company shall use its reasonable best efforts to deliver to Parent, at least two (2) Business Days prior to the Closing Date, a draft of, and on or prior to the Closing Date, an executed copy of, a customary payoff letter from the agents under the Existing Credit Agreement in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the “Payoff Letter“). The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver to Parent (or the agent under the Existing Credit Agreement, in the case of prepayment and termination notices) on or prior to the Closing, in form and substance reasonably satisfactory to Parent, all the documents, filings and notices required for the termination of commitments under the Existing Credit Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC termination statements, terminations of control agreements, terminations of Intellectual Property security agreements and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Existing Credit Agreement. At the Closing, Parent shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable under the Existing Credit Agreement in accordance with the Payoff Letter.

Section 5.14     Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and the rules and policies of the NYSE American to cause the delisting of the Company and of the shares of Company Common Stock from the NYSE American as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from the NYSE American prior to the Effective Time.

Section 5.15     State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, the Voting and Support Agreement, the Merger or the other transactions contemplated by this Agreement, then the Company Board shall take any and all actions within its control as are necessary to render such statutes inapplicable to the foregoing.

Section 5.16     Stockholder Litigation. The Company shall give Parent notice as soon as possible of, and the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense or settlement of, any stockholder litigation against the Company or its directors or executive officers relating to or in connection with this Agreement, the Merger or any other transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to compromise or settle any such litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers relating to or in connection with this Agreement, the Merger or any other transaction contemplated by this Agreement, in each case, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Section 5.17     Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use commercially reasonable efforts to cause any director of the Company and any director of a Subsidiary of the Company, to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time.

Section 5.18     Tax Returns. The Company shall file all Tax Returns that it is required to file prior to the Closing in the ordinary course of business, and all such Tax Returns shall be true, correct and complete in all material respects and prepared in accordance with the Company’s past practice unless otherwise required by applicable law. At the time that such Tax Returns are filed, the Company shall provide a copy to the Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1     Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent, as the case may be, at or prior to the Effective Time of the following conditions:

(a)          the Company shall have obtained the Company Stockholder Approval;

(b)          any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or termination thereof shall have been granted; and

(c)          no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)          (i) the representations and warranties of the Company contained in Section 3.2(a), Section 3.2(c) and Section 3.7(b) shall be true and correct in all respects (except in the case of Section 3.2(a) and Section 3.2(c) for any de minimis inaccuracy) both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), (ii) the representations and warranties of the Company contained in Section 3.1(a), Section 3.3, Section 3.5(a)(i)(A), Section 3.26, Section 3.27 and Section 3.28 (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers contained therein) shall be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (other than any such representation or warranty that is made as of a specified date or time, which representation or warranty shall be so true and correct as of such specified date or time), and (iii) the other representations and warranties of the Company contained in Article III of this Agreement (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers contained therein) shall be true and correct both as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (other than any such representation or warranty that is made as of a specified date or time, which representation or warranty shall be so true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)          the Company shall have performed or complied in all material respects with its covenants and agreements contained in this Agreement to be performed or complied with on or prior to the Effective Time;

(c)          since the date of this Agreement, there shall not have been any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)          the Company shall have delivered executed Preferred Stockholder Letters from each holder of Company Preferred Stock; and

(e)          Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c).

Section 6.3     Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)          each of the representations and warranties of Parent and Merger Sub contained in Article IV of this Agreement (without giving effect to any materiality, Parent Material Adverse Effect or similar qualifiers contained therein) shall be true and correct both as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b)          Parent and Merger Sub shall have performed or complied in all material respects with each of their respective covenants and agreements contained in this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c)          the Company shall have received a certificate signed by an executive officer of Parent certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4     Frustration of Closing Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement to the extent required by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1     Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)          by mutual written consent of each of Parent and the Company; or

(b)          by either Parent or the Company:

(i)           if the Merger shall not have been consummated on or before 5:00 P.M. (New York City time) on August 7, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party where the breach of or the failure to fulfill, perform or comply with any of its obligations under this Agreement in any material respect, has been the principal cause of, or principally resulted in, the failure of the Closing to have occurred on or before the Termination Date;

(ii)          if any Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, and in the case of such an Order, such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party where the breach of or failure to fulfill, perform or comply with any of its obligations under this Agreement, in any material respect, has been the principal cause of, or principally resulted in, the issuance of such Order; or

(iii)         if the Company Stockholder Approval shall not have been obtained in accordance with the Certificate of Incorporation and DGCL, whether (to the extent permitted) by written consent or at a duly convened Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken.

(c)          by the Company:

(i)           if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not capable of being cured by Parent or Merger Sub, as applicable, by the Termination Date, or, if capable of being cured, shall not have been cured by Parent or Merger Sub on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement so as to result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); or

(ii)          at any time prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Proposal, to the extent permitted by, and, subject to complying with the applicable terms and conditions of Section 5.5(d); provided, however, that immediately prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee (it being understood that the Company may enter into such definitive written agreement concurrently with the termination of this Agreement).

(d)          by Parent:

(i)           if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2 and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement so as to result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or

(ii)          on or prior to the date of the Company Stockholders’ Meeting, if (A) the Company Board shall have made a Company Adverse Recommendation Change or (B) the Company or the Company Board, as applicable, shall have materially breached any of its obligations under Section 5.5(a).

Section 7.2     Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that no such termination shall relieve (a) any party hereto of any liability or damages resulting from any material and intentional breach of this Agreement or fraud or (b) Parent or Merger Sub of any liability or damages resulting from not having, for any reason, sufficient cash available on the date that the Closing is required to occur pursuant to Section 1.2 hereof to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, in which case, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, however, that the Confidentiality Agreement, this Section 7.2, Section 7.3, and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1. For purposes of this Agreement, “material and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

Section 7.3     Termination Fees.

(a)          If this Agreement is terminated by:

(i)           (A) Parent pursuant to Section 7.1(d)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or (B) either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and in any such termination under clauses (A) or (B), (1) prior to such termination, a Company Acquisition Proposal made after the date of this Agreement has been publicly disclosed and not publicly withdrawn or otherwise abandoned at least three (3) Business Days prior to the Company Stockholders’ Meeting in the case of termination pursuant to Section 7.1(b)(iii) or is otherwise known to the Company Board and not withdrawn (publicly, if publicly disclosed) prior to such termination in the case of termination pursuant to either Section 7.1(b)(i) or Section 7.1(d)(i), and (2) within twelve (12) months after any such termination of this Agreement (pursuant to the foregoing clauses (A) or (B)) the Company consummates a Company Acquisition Proposal with the party that made such Company Acquisition Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to “fifteen percent (15%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)          the Company pursuant to Section 7.1(c)(ii); or

(iii)         Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay to Parent the Company Termination Fee.

Any payments required to be made under this Section 7.3 shall be made by wire transfer of same-day funds to the account or accounts designated by Parent, (1) in the case of clause (i) above, within five (5) Business Days, following the consummation of the transaction contemplated therein, (2) in the case of clause (ii) above, immediately prior to or concurrently with such termination and (3) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination.

(b)          Notwithstanding anything to the contrary set forth in this Agreement (i) the parties hereto agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and (ii) following receipt by Parent of the Company Termination Fee in accordance with this Section 7.3 as a result of a termination by Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or Merger Sub.

(c)          The Company acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 7.3, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4     Amendment. This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before the Closing Date, whether before or after receipt of the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that either by applicable Law or pursuant to the applicable rules of any applicable stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders having been obtained.

Section 7.5     Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party hereto with any agreement or condition of such party contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1     Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

Section 8.2     Expenses. Except as expressly set forth herein (including Section 7.3), all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger and the transactions contemplated by this Agreement are consummated.

Section 8.3     Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent or Merger Sub:

Siemens Medical Solutions USA, Inc.

Address: 40 Liberty Blvd., Malvern, PA 19355

Attention: General Counsel

Email: kevin.royer@siemens-healthineers.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Gary Goldenberg; Alan Lieblich; Shaun Snitman

Email: goldenberg@blankrome.com; lieblich@blankrome.com; ssnitman@blankrome.com if to the Company:

Corindus Vascular Robotics
309 Waverley Oaks Road, Suite 105
Waltham, MA 02452
Attention: Mark J. Toland
Email: mark.toland@corindus.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention: Christopher Cox; William P. Mills; Gregory P. Patti
Email: chris.cox@cwt.com; william.mills@cwt.com; greg.patti@cwt.com or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.3; provided, however, that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, however, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.3.

Section 8.4     Interpretation; Certain Definitions.

(a)          The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)          The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to August 6, 2019, unless the context requires otherwise. References to any information or document being “made available” or “furnished” and words of similar import shall include such information or document having been posted to the “Corindus Financing” online data room hosted on behalf of the Company by Intralinks Inc. by 11:59 pm New York City time on the day prior to the date of this Agreement. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, however, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 8.5     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, all other terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.6     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to (a) one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof, so long as such assignment would not have a Parent Material Adverse Effect and no such assignment shall release Parent or Merger Sub, as the case may be, from any of its obligations hereunder and (b) as collateral security to any lenders or financing sources (as agent or trustee therefor) to Parent or its Affiliates in connection with any bona fide financing arrangement (but no such assignment shall release Parent or Merger Sub, as the case may be, from any of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.6 shall be null and void.

Section 8.7     Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Voting and Support Agreement, the Confidentiality Agreement and the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 8.8     No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 5.6 and this Section 8.8 from and after the Effective Time) are intended third-party beneficiaries hereof and (b) from and after the Effective Time, the holders of Company Common Stock, Company Preferred Stock, Company Warrants and Company Equity Awards are intended third-party beneficiaries of Article II.

Section 8.9     Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.10     Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties hereto acknowledge and agree that, prior to any valid termination of this Agreement in accordance with Section 7.1, in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that, prior to any valid termination of this Agreement in accordance with Section 7.1, it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

Section 8.11     Consent to Jurisdiction.

(a)          Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)          Each party hereto irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3, and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

Section 8.12     Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.13     WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 8.14     Definitions.

(a)          As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company’s ability to comply with any of the terms of this Agreement and (b) contains provisions that are no less favorable in the aggregate to the Company, or less restrictive to such third Person in the aggregate (in comparison to Parent), than those contained in the Confidentiality Agreement (provided, however, that such agreement need not contain any standstill agreement or similar obligation).

“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“Aggregate Merger Consideration” shall mean the aggregate Merger Consideration to which all holders of Company Stock collectively become entitled pursuant to Section 2.1(a)(i) and Section 2.1(a)(ii).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” shall mean a proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries) relating to, or that would reasonably be expected to lead to (in one transaction or a series of transactions), any (a) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, joint venture or similar transaction involving the Company or any Subsidiary of the Company, pursuant to which any Person or group of related Persons would beneficially own or control, directly or indirectly, fifteen percent (15%) or more (on a non-diluted basis) of any class of equity or voting Securities of the Company or any resulting parent company of the Company, (b) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of the Company, in each case, representing in the aggregate fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries taken as a whole, (c) issuance or sale or other disposition of capital stock or other equity interests representing fifteen percent (15%) or more (on a non-diluted basis) of any class of equity or voting Securities of the Company, (d) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of related Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing fifteen percent (15%) or more (on a non-diluted basis) of any class of equity or voting Securities of the Company or (e) a combination of the foregoing.

“Company Certificate of Designation” shall mean the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock of the Company, as amended from time to time.

“Company Common Stock” shall mean the common stock of the Company, par value $0.0001 per share.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent and Merger Sub simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean the Company Options and the Company RSU Awards.

“Company Equity Plans” shall mean, collectively: the Company’s Amended and Restated 2014 Stock Award Plan and the Company’s 2018 Stock Award Plan, as amended from time to time.

“Company Intellectual Property” shall mean (a) any and all Intellectual Property owned by, or purported to be owned by, the Company or any of its Subsidiaries and (b) any and all Intellectual Property licensed to, or otherwise used by (with a valid right to use), the Company or any of its Subsidiaries, in each case of (a) and (b), whether registered or unregistered.

“Company Intervening Event” shall mean any effect, change, development, event, occurrence or circumstance that is material to the Company and its Subsidiaries, taken as a whole, that was not known to the Company Board on the date of this Agreement (or if known, the material consequences of which were not known to the Company Board as of the date of this Agreement), which effect, change, development, event, occurrence or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Stockholder Approval and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Company Acquisition Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“Company Licensed IP” shall mean all Company Intellectual Property that is licensed to, or otherwise used by (with a valid right to use), the Company or any of its Subsidiaries, whether registered or unregistered.

“Company Material Adverse Effect” shall mean any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has a material adverse effect, individually or in the aggregate, (a) on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, change, development, event, circumstance, occurrence, condition or state of facts directly resulting from, attributable to or arising out of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general United States or other national, regional or global economic, regulatory, legislative, credit, capital market or financial market conditions; (ii) changes in the economic, business and financial environment generally affecting the medical device industry; (iii) any change in the Company’s trading volume or stock price, (iv) in and of itself, any failure by the Company to meet any revenue, earnings or other similar projections (it being understood that the underlying effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise to or contributing to such change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded by another exception herein); (v) an act of terrorism or sabotage or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters, national emergencies or other force majeure events, including any escalation or worsening of such conditions threatened or existing as of the date of this Agreement; (vi) adoption, implementation, enforcement, promulgation, repeal, modification, amendment interpretation or other changes in applicable Law or GAAP or any regulatory environment or regulatory enforcement environment; (vii) the execution, public announcement or pendency of this Agreement and the anticipated consummation of the Merger or the other transactions contemplated hereby, including (A) the identity of Parent or the announcement by Parent or any of its Affiliates of its or their plans or intentions with respect to the Company, (B) any departure or termination of any officers, directors, employees or independent contractors of the Company or any of its Subsidiaries or (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with, or any other adverse development (or potential adverse development) in the Company’s relationships with any of its customers, suppliers, distributors, partners or other business relationships of the Company, or any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to the Merger or this Agreement; (viii) any action expressly required to be taken pursuant to this Agreement; or (ix) any action taken at the express written direction of Parent given after the date hereof; provided, further, however, that if the effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts set forth in clauses (i), (ii), (v) and (vi), have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the medical device industry, such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

“Company Option” shall mean each option to purchase shares of Company Common Stock, including any such option granted pursuant to a Company Equity Plan.

“Company Owned IP” shall mean all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, whether registered or unregistered.

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

“Company Registered IP” shall mean all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or domain name registrar, including the United States Patent and Trademark Office, the United States Copyright Office, or in any like foreign or international office or agency, or any applications for any of the foregoing.

“Company RSU Award” shall mean each award of restricted stock unit covering shares of Company Common Stock, including any such restricted stock unit granted pursuant to a Company Equity Plan.

“Company Stock” shall mean, collectively, Company Common Stock and Company Preferred Stock.

“Company Superior Proposal” shall mean a bona fide written Company Acquisition Proposal made after the date of this Agreement (provided, however, that for purposes of this definition, references to fifteen percent (15%) in the definition of “Company Acquisition Proposal” shall be deemed to be references to fifty percent (50%)) that did not result from a breach of Section 5.5 and is on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, (a) to be reasonably likely to be consummated if accepted and (b) to be more favorable to the holders of Company Common Stock from a financial point of view than the Merger and the other transactions contemplated by this Agreement, in each case of clause (a) and (b), taking into account at the time of determination all legal, financial, regulatory and other aspects or conditions of such Company Acquisition Proposal as the Company Board (or a duly authorized committee thereof) considers to be relevant or appropriate (including any financing requirements and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal) and of this Agreement and any proposed amendments or modifications to the terms of this Agreement offered by Parent in response to such Company Acquisition Proposal pursuant to Section 5.5(d).

“Company Termination Fee” shall mean $32,515,000.

“Company Warrants” shall mean all outstanding warrants to purchase shares of Company Common Stock.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated July 5, 2018, between Parent and the Company, to the extent amended and modified by the applicable provisions of that certain letter, dated July 26, 2019, between Parent and the Company.

“Contract” shall mean, in each case, whether written or oral, any legally binding contract, agreement, assignment, subcontract, binding arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, understanding, undertaking, permit, concession, franchise, commitment, partnership, limited liability company or other agreement or other binding instrument.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities or partnership or other interests, by Contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Copyrights” shall mean all rights in copyrightable works, mask works, works of authorship and moral rights, including copyrights in Software, and all other rights corresponding thereto throughout the world, whether published or unpublished, and any registrations or applications for any of the foregoing, including renewals and extensions.

“Customs & International Trade Authorizations” shall mean any and all licenses, registrations, and approvals required pursuant to the Customs & International Trade Laws for the lawful export, re-export, transfer or import of goods, software, technology, technical data, and services and international financial transactions.

“Customs & International Trade Laws” shall mean the applicable export control, sanctions, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Control Reform Act of 2018; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended; the National Defense Authorization Act for Fiscal Years 2012 - 2018; and the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott Laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury.

“Delaware Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Device Laws” shall mean all Laws related to health care or medical devices applicable to the operation of the Company’s and each of its Subsidiaries’ business, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. § 321 et seq.); (b) the rules and regulations promulgated and enforced by the FDA, including those requirements relating to quality systems, good manufacturing practices, good laboratory practices, good clinical practices, good tissue practices, medical device reporting, corrections and removals, development, distribution, import, export, establishment registration, investigational use, labeling, promotion, security, and pre-market review; and (c) all comparable state, federal or foreign Laws relating to any of the foregoing.

“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, natural resources, or human health and safety (as affected by exposure to Hazardous Materials), including Laws relating to Releases of or exposure to Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), and other similar foreign, state and local statutes, in effect as of the date of this Agreement.

“ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean that certain Loan and Security Agreement (Revolving Line) dated as of March 16, 2018, among Silicon Valley Bank, the Company and Corindus, Inc. and that certain Loan and Security Agreement (Term Loan) dated as of March 16, 2018, among Silicon Valley Bank, Solar Capital Ltd., the Company, Corindus, Inc. and the lender parties thereto, as amended by the First Amendment to Loan and Security Agreement (Term Loan) dated as of March 14, 2019, among Silicon Valley Bank, Solar Capital Ltd., the Company, Corindus, Inc. and the lender parties thereto.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste or protection of the environment or (b) can form the basis of any liability under any Law relating to pollution, waste or protection of the environment.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, whether current, short term or long term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean all intellectual property rights, intangible industrial property rights, invention and design rights, and all related priority rights protected, conceived, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all Patents, Trademarks, Copyrights, Trade Secrets, and Software, all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world.

“Intellectual Property Agreement” shall mean any license-in, license-out, purchasing-in, purchasing-out, assignment, consent to use, covenant not to sue, non-assertion, coexistence, settlement or similar Contract concerning (a) Intellectual Property that is material to the Company or its Subsidiaries, (b) Company Owned IP, or (c) Software used by the Company or any of its Subsidiaries, other than commercially available, non-customized, off-the-shelf software subject to “shrink-wrap” or “click-through” type terms and available to the Company or any of its Subsidiaries, as applicable, at a cost of less than $100,000 per annum. Without limiting the generality of the foregoing, the following Contracts to which the Company or any of its Subsidiaries is a party, if any, shall be included in the definition of “Intellectual Property Agreement”: (i) each Contract pursuant to which any Intellectual Property has been or will be developed by a third Person, either solely by such third Person or jointly with the Company or any of its Subsidiaries, for the benefit of the Company or any of its Subsidiaries; (ii) each Contract pursuant to which the Company or any of its Subsidiaries purchased, sold, transferred, or acquired, or will purchase, sell, transfer, or acquire, any Intellectual Property; and (iii) each Contract pursuant to which any Company Owned IP is subject to a Lien or other restriction, other than a Permitted Lien.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of each of the officers and employees of the Company set forth on Section 8.14 of the Company Disclosure Letter.

“Law” shall mean any domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, directive (including those of any self-regulatory organization), arbitration award, agency requirement, license, permit or any other enforceable requirement of any Governmental Authority.

“Lien” shall mean any liens, covenants, charges, security interests, options, claims, mortgages, pledges, encumbrances or other restrictions of any nature whatsoever.

“Merger Consideration” shall mean, as applicable, the Common Stock Consideration or the Preferred Stock Consideration.

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as amended from time to time, and applicable harmonized standards.

“NYSE American” shall mean The NYSE American LLC or any successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” shall mean any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Parent Common Stock” shall mean the common stock, par value $1.00 per share, of Parent.

“Parent Organizational Documents” shall mean the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

“Patents” shall mean all issued letters or design patents, reissued or reexamined patents, patents surviving inter partes review, revival of patents, utility models, registered community designs, registered industrial designs, certificates of invention, registrations of patents and extensions thereof, supplemental protection certificates regardless of country issued or formal name and all published or unpublished non-provisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination and divisions, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name.

“Permitted Lien” shall mean (a) Liens for Taxes, utilities or governmental assessments, charges or claims of payment (i) not yet due and payable or (ii) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (b) suppliers’, workers’, mechanics’, materialmen’s or other similar liens arising by operation of Law or otherwise incurred in the ordinary course of business consistent with past practice; (c) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice; (d) any other Liens if the underlying obligations are non-monetary and do not, individually or in the aggregate, (A) materially impair the continued use and operation of the assets of the Company and its Subsidiaries to which they relate in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted or (B) in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted; (e) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (f) Liens resulting from securities Laws on Securities of the Company or its Subsidiaries; (g) Liens incurred in connection with the Existing Credit Agreement; (h) Liens created by Parent, Merger Sub or any of their respective Affiliates; and (i) with respect to real property and improvements, zoning regulations, building codes and other land use regulations or environmental regulations, ordinances or legal requirements or similar laws imposed by any Governmental Authority (excluding liens imposed by applicable Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any of its Subsidiaries’ current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property); and (j) in connection with any real property leased to the Company, all title exceptions, defects, easements, restrictions and other matters encumbering landlord’s interest in such real property, whether or not of record, which do not, individually or in the aggregate, materially affect the continued use and operation of the applicable property in the conduct of the business of the Company and its Subsidiaries as currently conducted.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means any information that (a) identifies or can reasonably be used by the intended recipient to identify an individual, (b) is regulated by any Data Protection Law, or (c) is considered identifiable under the Company’s or any of its Subsidiaries’ privacy or security policies or procedures, or written agreements to which the Company or any of its Subsidiaries is a party.

“Proceedings” shall mean legal, civil, criminal, administrative, regulatory, arbitral, enforcement, civil penalty, alternative dispute resolution, debarment, seizure or other proceedings, litigation, suits, actions, charges, complaints, subpoenas, prosecutions, claims, audits, assessments, inquiries or investigations (other than internal inquiries or investigations).

“Registrations” shall mean authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority (including 510(k) pre-market notification clearances, de novo classifications, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the products or services of the Company and any of its Subsidiaries.

“Regulatory Authority” shall mean the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use, handling and control, safety, efficacy, reliability or manufacturing of medical devices, and any Notified Body.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or into the air, soil, surface water, groundwater or real property.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity interest or capital stock of such Person (including interests or rights of any kind convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock or any other equity interest or capital stock of such Person), however described and whether voting or non-voting.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax” or “Taxes” shall mean any foreign, federal, state, provincial or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property (regardless of whether such escheat or unclaimed property is considered a Tax under applicable law), payroll, withholding (including under Section 409A of the Code), unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; or any deficiency, interest or penalty imposed with respect to any of the foregoing (or for the failure to file a Tax Return or a complete and accurate Tax Return).

“Tax Returns” shall mean any return, report, information statement, declaration, claim for refund or other similar filing, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority with respect to Taxes.

“Trade Secrets” shall mean all trade secrets (protectable as such in any applicable jurisdiction), know-how and confidential or other proprietary information relating to technical, engineering, manufacturing, processing, marketing, financial, or business matters, including new developments, inventions and discoveries (whether patentable or not and whether or not reduced to practice and all improvements thereto), invention disclosures, processes, blueprints, manufacturing, engineering and other drawings and manuals, recipes, research data and results, flowcharts, diagrams, schematics, chemical compositions, formulae, diaries, notebooks, lab journals, design and engineering specifications and similar materials recording or evidencing expertise or information, designs, methods of manufacture, processing techniques, data processing techniques, compilation of information, customer, vendor and supplier lists, pricing and cost information, and business and marketing plans and proposals, all related documents thereof, and all claims and rights related thereto.

“Trademarks” shall mean any and all registered or unregistered trademarks, service marks, trade dress, trade names, corporate names, assumed financial business names, logos, slogans, Internet domain names, and any other source or business identifiers, and all applications, registrations and renewals in connection therewith throughout the world, and all goodwill associated with any of the foregoing.

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

“2014 Warrant” shall mean the warrant to purchase shares of Company Common Stock, dated as of August 12, 2014.

(b)          The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Agreement	Preamble
AKS	Section 3.24(h)
Alternative Acquisition Agreement	Section 5.5(a)
Anti-Corruption Laws	Section 3.21(a)
Antitrust Laws	Section 3.5(b)
Benefit Plan	Section 3.12(a)
Book-Entry Shares	Section 2.1(b)
Bylaws	Section 3.1(a)
Canceled Shares	Section 2.1(a)(iii)
Capitalization Date	Section 3.2(a)
Certificate of Incorporation	Section 3.1(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.12(g)
Common Stock Consideration	Section 2.1(a)(i)
Company	Preamble
Company 401(k) Plan	Section 5.10(d)
Company Adverse Recommendation Change	Section 5.5(c)
Company Board	Recitals
Company Leased Property	Section 3.17(b)
Company Material Contract	Section 3.15(a)
Company Option Grant Date	Section 3.2(b)
Company Permits	Section 3.10(a)
Company Preferred Stock	Section 3.2(a)
Company SEC Documents	Section 3.6(a)
Company Stockholder Approval	Section 3.4
Company Stockholders’ Meeting	Section 5.2(d)
Consent	Section 3.5(b)
Continuing Employee	Section 5.10(a)

D&O Indemnified Parties	Section 5.6(a)
Data Protection Laws	Section 3.16(q)
Demand Registration Rights Agreements	Section 3.2(f)
DGCL	Recitals
Dissenting Shares	Section 2.6
Divestiture Action	Section 5.3(d)
Effective Time	Section 1.3
Enforceability Exceptions	Section 3.3(a)
ERISA	Section 3.12(a)
FDA	Section 3.23(a)
Federal Health Care Program	Section 3.24(b)
Federal Health Care Program Laws	Section 3.24(c)
HIPAA	Section 3.24(c)
Labor Agreement	Section 3.13(a)(ii)
Lease	Section 3.17(b)
Material Supplier	Section 3.19(c)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	Section 2.4(a)
Parent	Preamble
Parent 401(k) Plan	Section 5.10(d)
Parent Material Adverse Effect	Section 4.1
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Payoff Letter	Section 5.13
Preferred Stock Consideration	Section 2.1(a)(ii)
Preferred Stockholder Letter	Section 2.4
Privacy Requirements	Section 3.16(q)
Proxy Statement	Section 3.11
Restrictive Business Arrangement	Section 3.15(a)(xi)
RSU Consideration	Section 2.4(b)
Series A Preferred Stock	Section 3.2(a)
Series A-1 Preferred Stock	Section 3.2(a)
Siemens Healthineers	Section 4.7
SSA	Section 3.24(b)
Surviving Corporation	Section 1.1
Termination Date	Section 7.1(b)(i)
Voting and Support Agreement	Recitals
WARN Act	Section 3.13(b)
Warrant Consideration	Section 2.3

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SIEMENS MEDICAL SOLUTIONS USA, INC.

By:	/s/ David Pacitti
Name: David Pacitti
Title: President

By:	/s/ Ann Custin
Name: Ann Custin
Title: Executive Vice President, Treasurer & CFO Americas

CORPUS MERGER, INC.

By:	/s/ David Pacitii
Name: David Pacitti
Title: President

By:	/s/ Ann Custin
Name: Ann Custin
Title: Vice President & Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

CORINDUS VASCULAR ROBOTICS, INC.

By:	/s/ Mark J. Toland
	Name:	Mark J. Toland
	Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Omitted]

Exhibit B

[Omitted]

Exhibit C

[Omitted]

Exhibit D

FORM OF PREFERRED STOCKHOLDER LETTER

[LETTERHEAD OF CORINDUS VASCULAR ROBOTICS, INC.]

[DATE]

SENT VIA: [METHOD OF DELIVERY]

[PREFERRED STOCKHOLDER NAME] [PREFERRED STOCKHOLDER ADDRESS]

RE: Disposition of Company Preferred Stock and 2018 Warrants pursuant to Merger Agreement

Dear [PREFERRED STOCKHOLDER NAME]:

This letter confirms your agreement with Corindus Vascular Robotics, Inc., a Delaware corporation (the “Company”), related to the disposition of Company Preferred Stock (as defined in the Merger Agreement) and 2018 Warrants (as defined below) in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 7, 2019 by and among the Company, Siemens Medical Solutions USA, Inc., a Delaware corporation (“Parent”), and Corpus Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned Subsidiary of Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

You are the sole record owner and Beneficial Owner (as defined below) of (a) shares of Series A Preferred Stock, (b) shares of Series A-1 Preferred Stock, or (c) warrants to purchase shares of the common stock of the Company, par value $0.0001 per share, dated March 16, 2018 (“2018 Warrants”), all of which ownership is as set forth on the table below. For the purposes of this agreement, “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(d)(1)(i).

You agree that (i) the Company Certificate of Designation provides that, in the Merger, all the holders of the Company Preferred Stock shall have only the right to receive the Preferred Stock Consideration (that is cash without interest) pursuant to Section 7(a) of the Company Certificate of Designation (and that, notwithstanding Section 7(f) of the Company Certificate of Designation, Section 8 of the Company Certificate of Designation shall not apply to the Merger), (ii) the amendment of the certificate of incorporation of the Company and the bylaws of the Company at the Effective Time of the Merger (and the agreement to do the same upon execution of the Merger Agreement) is hereby ratified, approved, and confirmed (assuming that in the Merger the holders of the Company Preferred Stock receive that to which they are entitled pursuant to Section 7(a) of the Company Certificate of Designation), and (iii) no provision of Section 11 of the Company Certificate of Designation requires the prior affirmative vote or written consent of the holders of a majority of the Company Preferred Stock, voting as a separate class, for the Company to enter into the Merger Agreement or effectuate the Merger. To the extent that you have any rights or options under Section 8 of the Company Certificate of Designation in connection with the Merger, you hereby irrevocably waive any such rights or options (assuming that in the Merger you receive that to which you are entitled pursuant to Section 7(a) of the Company Certificate of Designation).

You further agree that, at the Effective Time of the Merger, as contemplated by the Merger Agreement, each of your 2018 Warrants will be cancelled and converted, by means of a “cashless exercise”, into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to the product of (A) the excess, if any, of (1) the Common Stock Consideration over (2) the per share exercise price of such 2018 Warrant, and (B) the number of shares of Company Common Stock subject to such 2018 Warrant as of the Effective Time.

This agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms prior to the Effective Time or (b) any amendment to the Merger Agreement without your prior written consent that (i) decreases the amount or changes the form of the Preferred Stock Consideration or the Merger Consideration, (ii) imposes any additional material restrictions on or additional conditions on the payment of the Preferred Stock Consideration or the Merger Consideration, or (iii) otherwise amends the Merger Agreement in a manner materially adverse to you relative to the other stockholders of the Company. In the event of the termination of this agreement in accordance with this paragraph, this agreement shall become void and have no effect. You hereby agree that Parent is a third party beneficiary of the terms hereof.

This agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this agreement.

Please sign below to acknowledge your acceptance and agreement.

Sincerely,

[SIGNATORY NAME, TITLE]

Agreed to and Accepted:

[STOCKHOLDER]

Date:

By:	Name:

Title:

Shares of Series A Preferred Stock Owned by Stockholder
Shares of Series A-1 Preferred Stock Owned by Stockholder
2018 Warrants Owned by Stockholder